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                                                                   EXHIBIT 10.53

                                                               EXECUTION VERSION

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              CLEARWIRE CORPORATION

                             NEXTNET WIRELESS, INC.

                                       AND

                                 MOTOROLA, INC.,

                               DATED JUNE 30, 2006

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                                TABLE OF CONTENTS

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ARTICLE I PURCHASE AND SALE .............................................     1
   1.1    Purchase and Sale of the Shares ...............................     1
   1.2    Purchase Price ................................................     1
   1.3    Allocation of Purchase Price ..................................     2
   1.4    Closing .......................................................     2

ARTICLE II ADJUSTMENT TO PURCHASE PRICE .................................     2
   2.1    Pre-Closing Calculation .......................................     2
   2.2    Post-Closing Calculation ......................................     3
   2.3    Dispute Notice ................................................     3
   2.4    Adjustments ...................................................     3
   2.5    Withholding ...................................................     4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER ....................     4
   3.1    Authority .....................................................     4
   3.2    Validity ......................................................     5
   3.3    Due Organization ..............................................     5
   3.4    Subsidiaries ..................................................     6
   3.5    Capital Structure; Ownership of Shares ........................     7
   3.6    Transactions with Affiliates ..................................     7
   3.7    Financial Statements ..........................................     8
   3.8    Interim Change ................................................     9
   3.9    Accounts Receivable and Bank Accounts .........................    10
   3.10   Insurance .....................................................    10
   3.11   Title to Assets ...............................................    11
   3.12   Real Property .................................................    11
   3.13   Personal Property Leases ......................................    12
   3.14   Customers and Suppliers .......................................    12
   3.15   Licenses and Permits ..........................................    12
   3.16   Material Contracts ............................................    13
   3.17   Tax Matters ...................................................    15
   3.18   Product Warranty ..............................................    18
   3.19   Product Liability .............................................    19
   3.20   Legal Proceedings .............................................    19
   3.21   Environmental Matters .........................................    20
   3.22   Compliance with Law ...........................................    21
   3.23   Intellectual Property .........................................    21
   3.24   Liabilities ...................................................    24
   3.25   Employees and Subcontractors ..................................    24
   3.26   Employee Benefits .............................................    25
   3.27   Import and Export Control Laws ................................    28
   3.28   Foreign Corrupt Practices Act .................................    28
   3.29   Brokers and Change of Control Payments ........................    29
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   3.30   Investment Company Act ........................................    29
   3.31   Financial Controls ............................................    29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER ..................    29
   4.1    Authority .....................................................    30
   4.2    Validity ......................................................    30
   4.3    Due Organization ..............................................    30
   4.4    Brokers .......................................................    30

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS .....................    30
   5.1    Conduct of Business ...........................................    30
   5.2    Exclusivity ...................................................    33

ARTICLE VI ADDITIONAL AGREEMENTS ........................................    34
   6.1    Notice of Developments ........................................    34
   6.2    Access to Information .........................................    34
   6.3    Further Action ................................................    35
   6.4    Public Announcements ..........................................    35
   6.5    Appropriate Action; Consents; Filings .........................    35
   6.6    Non-Competition; No-Solicitation ..............................    36
   6.7    Transition ....................................................    37

ARTICLE VII ACQUIRED EMPLOYEE MATTERS ...................................    38
   7.1    Acquired Employees ............................................    38
   7.2    Compensation ..................................................    38
   7.3    Severance .....................................................    38
   7.4    Paid Time Off .................................................    38
   7.5    Service Credit ................................................    39
   7.6    401(k)Plan ....................................................    39
   7.7    Other Employee Benefit Plans ..................................    39
   7.8    Employee Communications .......................................    40

ARTICLE VIII TAX MATTERS ................................................    40
   8.1    Allocation of Liability for Taxes .............................    40
   8.2    Tax Return Filing and Payment of Taxes ........................    41
   8.3    Tax Contests; Audit Responsibilities ..........................    41
   8.4    Code Section 338 Election .....................................    42
   8.5    Cooperation ...................................................    42
   8.6    Option Exercises After Closing ................................    43
   8.7    Taxes Not Subject to Limitations ..............................    44

ARTICLE IX CONDITIONS PRECEDENT .........................................    44
   9.1    Conditions to Obligations of Seller and Purchaser .............    44
   9.2    Additional Conditions to Obligations of Purchaser .............    45
   9.3    Additional Conditions to Obligations of Seller ................    47
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ARTICLE X TERMINATION AND AMENDMENT .....................................    48
   10.1   Termination ...................................................    48
   10.2   Effect of Termination .........................................    49
   10.3   Amendment .....................................................    49
   10.4   Fees and Expenses .............................................    49
   10.5   Extension; Waiver .............................................    49

ARTICLE XI SURVIVAL AND INDEMNIFICATION .................................    50
   11.1   Survival ......................................................    50
   11.2   Indemnification ...............................................    50
   11.3   Limitations on Indemnification ................................    51
   11.4   Matters Involving Third Parties ...............................    52
   11.5   Other Indemnification Provisions ..............................    54
   11.6   No Circular Recovery ..........................................    54

ARTICLE XII GENERAL PROVISIONS ..........................................    54
   12.1   Notices .......................................................    54
   12.2   Interpretation ................................................    56
   12.3   Counterparts ..................................................    56
   12.4   Entire Agreement, No Third-Party Beneficiaries ................    56
   12.5   Governing Law .................................................    56
   12.6   Assignment ....................................................    56
   12.7   Severability ..................................................    56
   12.8   Enforcement of this Agreement .................................    57
   12.9   Extension; Waiver .............................................    57
   12.10  Disputes ......................................................    57
   12.11  Jurisdiction ..................................................    58
   12.12  Authorship ....................................................    58
   12.13  No Joint Venture ..............................................    58

ARTICLE XIII DEFINITIONS ................................................    59

EXHIBITS

Exhibit A   Sample Working Capital Calculation
Exhibit B   Opinion of Counsel to Seller and NextNet
Exhibit C   Form of Release Agreement
Exhibit D   Commercial Agreements


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

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into this 30th day of June, 2006 by and among Clearwire Corporation, a Delaware corporation ("SELLER"), NextNet Wireless, Inc., a Delaware corporation ("NEXTNET"), and Motorola, Inc., a Delaware corporation ("PURCHASER"). Except as otherwise set forth herein, capitalized terms used herein shall have the meanings set forth in Article XIII.

                                    RECITALS

     WHEREAS, NextNet and its Subsidiaries are engaged in the design, development and sale of modems, base stations and other equipment that enable deployment of non-line-of-sight, wireless broadband connectivity (the "BUSINESS");

     WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding shares of capital stock of NextNet (the "SHARES"); and

     WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, all of the Shares, upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties agree as set forth below.

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of any and all Encumbrances (other than restrictions on transfer under applicable securities
Laws), and Purchaser shall purchase, all of the Shares.

     1.2 PURCHASE PRICE. In consideration for the sale of the Shares pursuant to
Section 1.1, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay to Seller an amount equal to Fifty Million Dollars ($50,000,000), subject to adjustment in accordance with Article II (as so adjusted in accordance with Article II, the "PURCHASE PRICE"). At the Closing, Purchaser shall pay to Seller the payment determined pursuant to
Section 2.1 minus the Closing Indebtedness Amount (the "CLOSING PAYMENT") by wire transfer of immediately available funds to a single United States account designated in writing to Purchaser by Seller at least three (3) Business Days prior to the Closing. In addition, at the Closing, Purchaser shall pay the Closing Indebtedness Amount to such lenders and other creditors in accordance with the payoff letters provided by such creditors as contemplated by Section 9.2(e)(ix).

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     1.3 ALLOCATION OF PURCHASE PRICE. Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to Seller an allocation schedule (the "ALLOCATION SCHEDULE") pursuant to which the Purchase Price and the liabilities of NextNet (plus other relevant items) for which such election is made will be allocated in accordance with Code sections 338 and 1060 to the assets of NextNet for all purposes (including Tax and financial accounting purposes). Seller shall review the Allocation Schedule and, if it disagrees in good faith with such schedule, shall provide written notice to Purchaser of such disagreement not later than thirty (30) days after Purchaser's delivery of the Allocation Schedule or shall be deemed to have accepted the Allocation Schedule. If Seller disagrees in good faith with the Allocation Schedule, Purchaser and Seller shall negotiate in good faith in order to mutually agree with respect thereto. Purchaser, Seller and NextNet will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocations and agree not to take any position during the course of any audit or other proceeding inconsistent with such allocations unless required by a determination of the applicable taxing authority that is final. Seller shall cooperate with Purchaser to take actions necessary and appropriate (including filing or providing to Purchaser such additional forms, returns, elections, schedules and other documents) as may be required to effect and preserve a timely Section 338(h)(10) Election. Purchaser and Seller shall make appropriate adjustments to the Allocation Schedule to reflect changes in the Purchase Price.

     1.4 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall occur at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois, on such date and at such time as Seller and Purchaser may mutually agree, which date shall be as soon as practicable, but in no event later than three (3) Business Days after satisfaction or waiver of such conditions, or at such other time and place as Purchaser and Seller may agree in writing (the "CLOSING DATE"). All documents delivered and actions taken at Closing shall be deemed to have been delivered or taken simultaneously and shall be deemed to be effective as of 11:59 P.M. (Central Standard Time) on the Closing Date, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the Party against whom such waiver is sought to be enforced.

                                   ARTICLE II

                          ADJUSTMENT TO PURCHASE PRICE

     2.1 PRE-CLOSING CALCULATION.

          (a) At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a consolidated balance sheet of NextNet and its Subsidiaries (the "PRE-CLOSING BALANCE SHEET") setting forth the Preliminary Working Capital. The Pre-Closing Balance Sheet shall be calculated in accordance with GAAP consistently applied and applied on a basis consistent with the Financial Statements, and shall be reasonably acceptable to Purchaser.


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          (b) If the Preliminary Working Capital is less than $8,000,000, then the Closing Payment shall be equal to $50,000,000 minus such difference. If the Preliminary Working Capital is greater than $8,000,000, then the Closing Payment shall be equal to $50,000,000.

     2.2 POST-CLOSING CALCULATION. Within sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Seller a consolidated balance sheet of NextNet and its Subsidiaries as of the Closing Date (the "POST-CLOSING BALANCE SHEET") setting forth the Closing Working Capital as of the Closing Date. The Post-Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied and applied on a basis consistent with the Financial Statements, and include an accrual for all unpaid Transaction Expenses. In connection therewith, from and after the Closing, Purchaser shall provide Seller with reasonable access to all NextNet records and work papers necessary to compute the Closing Working Capital. The calculation of the Closing Working Capital as delivered to Seller shall be final and binding on the Parties unless, within thirty (30) days after delivery to Seller, Seller shall deliver to Purchaser a Dispute Notice. After delivery of a Dispute Notice, Purchaser and Seller shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within ten (10) Business Days after delivery to Purchaser of the Dispute Notice, the dispute shall be submitted to the Independent Auditor. The Independent Auditor shall be directed to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the Parties. The calculation of the Closing Working Capital, as so adjusted by agreement or by the Independent Auditor (if required), shall be final and binding on the Parties. "WORKING CAPITAL" shall mean the amount equal to the total current assets (excluding cash and cash equivalents and any deferred tax assets) of NextNet and its Subsidiaries less the total current liabilities (excluding the current portion of installment loan and any Indebtedness for Borrowed Money and Transaction Expenses) of NextNet and its Subsidiaries, calculated in accordance with GAAP consistently applied and applied on a basis consistent with the Financial Statements. A sample calculation of Working Capital as of April 30, 2006 is attached hereto as Exhibit A.

     2.3 DISPUTE NOTICE. In connection with the calculations of the Closing Working Capital, a "DISPUTE NOTICE" shall mean a written notice from Seller indicating disagreement with the calculation of the Closing Working Capital, and summarizing the items in dispute. The "INDEPENDENT AUDITOR" shall mean a national public accounting firm with no material relationship to either Seller or Purchaser or their respective Affiliates chosen by agreement of Seller or Purchaser, or, if they are unable to agree, shall mean a national firm with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor retained as a result of any dispute related to any statement shall be equitably allocated by the Independent Auditor. The full force and effect of the representations and warranties set forth in this Agreement or the Ancillary Agreements shall in no way be diminished by any adjustment pursuant to this Article II.

     2.4 ADJUSTMENTS.

          (a) Following the Closing, if the Closing Working Capital and the Preliminary Working Capital are each less than $8,000,000:


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               (i) if the Closing Working Capital is less than the Preliminary
     Working Capital, then Seller shall pay to Purchaser the amount of the difference; and

               (ii) if the Closing Working Capital is greater than the Preliminary Working Capital, then Purchaser shall pay to Seller the amount of the difference.

          (b) Following the Closing, if the Closing Working capital is greater than $8,000,000 and the Preliminary Working Capital is less than $8,000,000, then Purchaser shall pay to Seller the amount of the difference between $8,000,000 and the Preliminary Working Capital.

          (c) Following the Closing, if the Closing Working Capital is less than $8,000,000 and the Preliminary Working Capital is greater than $8,000,000, then Seller shall pay to Purchaser the amount of the difference between $8,000,000 and the Closing Working Capital.

          (d) Following the Closing, if the Closing Working Capital and the Preliminary Working Capital are each greater than $8,000,000, then neither Seller nor Purchaser shall be required to make an adjustment payment (in which case the Purchase Price as finally determined shall be equal to $50,000,000).

          (e) Any payment required pursuant to this Section 2.4 shall be made within three (3) Business Days of the final determination of the Closing Working Capital in accordance with Section 2.2, by wire transfer of immediately available funds, as directed by the recipient in writing, accompanied by interest on such amount from the date of final determination to the date of payment computed at the rate of eight percent (8.00%) per annum, compounded monthly, on the basis of a 365-day year.

     2.5 WITHHOLDING. Purchaser shall be entitled to deduct and withhold from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under applicable Laws. To the extent such amounts are withheld and paid to the appropriate taxing authority in accordance with applicable Laws, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser that the statements made in this Article III are true, correct and complete as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except as set forth in the Schedules accompanying this Agreement:

     3.1 AUTHORITY. Each of Seller and NextNet has the full right, power and authority, without the Consent of any other Person, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by Seller and NextNet to authorize the sale


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of the Shares and the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, and all transactions contemplated hereby and thereby, have been duly and properly taken.

     3.2 VALIDITY. This Agreement and the Ancillary Agreements to which it is a party have been (or, in the case of such agreements to be executed after the date hereof and at or prior to Closing, will be), and the documents to be delivered by Seller at Closing will be, duly executed and delivered and, assuming the due execution and delivery of the other parties hereto or thereto, do constitute or will constitute, as the case may be, valid and legally binding obligations of Seller and NextNet, as applicable, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as set forth in Schedule 3.2, the execution and delivery by each of Seller and NextNet of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any Encumbrance of any kind upon the Shares or the assets of NextNet or the termination or acceleration of any Indebtedness or other obligation of NextNet, and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the Certificate of Incorporation or Bylaws of Seller or NextNet, (b) any note, bond, indenture, contract, agreement, License and Permit or other instrument to which Seller or NextNet is a party or by which Seller or NextNet or any of their respective assets are bound, except, with respect to Seller, to the extent that any such violation or conflict would not have a Material Adverse Effect, (c) any order, writ, injunction, decree or judgment of any Governmental Authority applicable to Seller or NextNet, or (d) any Law applicable to Seller or NextNet. Except as set forth in Schedule 3.2, no Consent of any Person, including any Governmental Authority, is required for the execution and delivery by each of Seller and NextNet of this Agreement, the documents to be delivered at Closing or the consummation by Seller and NextNet of the transactions contemplated hereby, except, with respect to Seller, to the extent that the failure to obtain any Consent would not have a Material Adverse Effect.

     3.3 DUE ORGANIZATION.

          (a) NextNet is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the Business. NextNet is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. Schedule 3.3(a) sets forth each state or other jurisdiction in which NextNet is licensed or qualified to do business as a foreign corporation. Seller has made available to Purchaser an accurate, correct and complete copy of NextNet's Certificate of Incorporation and Bylaws.

          (b) Except as set forth on Schedule 3.3(b), the minute books and stock records of NextNet (i) contain accurate, correct and complete records of all meetings held since March 16, 2004 (the "SELLER ACQUISITION DATE"), and to the Knowledge of Seller, since the


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incorporation of NextNet, (ii) accurately reflect all other material corporate action of its stockholder and NextNet's Board of Directors, and any committees of the Board of Directors of NextNet since the Seller Acquisition Date, and to the Knowledge of Seller, since the incorporation of NextNet, and (iii) accurately reflect the ownership of NextNet.

     3.4 SUBSIDIARIES.

          (a) Schedule 3.4 sets forth a true and complete list of each Subsidiary of NextNet, together with the jurisdiction of incorporation or organization of such Subsidiary. Each Subsidiary of NextNet is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the Business. Each Subsidiary of NextNet is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. Schedule 3.4 sets forth each state or other jurisdiction in which each Subsidiary of NextNet is licensed or qualified to do business as a foreign corporation. Seller has made available to Purchaser an accurate, correct and complete copy of the Certificate of Incorporation and Bylaws of other organizational documents of each Subsidiary of NextNet.

          (b) Schedule 3.4 also sets forth a true and complete list, as of the date hereof, of the authorized, issued and outstanding capital stock of each Subsidiary of NextNet, and, if applicable, the custodian by whom the original shares of such capital stock are held. All of the outstanding shares of capital stock of each Subsidiary of NextNet are owned beneficially and of record by the Person indicated on Schedule 3.4, and are validly issued, fully paid and nonassessable and free of preemptive rights or any Encumbrance (other than restrictions on transfer pursuant to applicable securities Laws) and constitute all of the issued and outstanding shares of capital stock or other equity interest of such Subsidiary of NextNet. None of the shares of capital stock of any Subsidiary of NextNet were issued in violation of any preemptive rights or rights of first refusal or first offer.

          (c) Other than as set forth on Schedule 3.4(c), there are no outstanding (i) shares of capital stock of any Subsidiary of NextNet, (ii) securities convertible into, or exchangeable or exercisable for, shares of capital stock or equity securities of such Subsidiary, (iii) options, warrants to purchase or subscribe, or other rights (preemptive or otherwise) to acquire from any such Subsidiary any shares of capital stock or equity securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity securities of such Subsidiary, or rights of first refusal or first offer, or (iv) bonds, debentures, notes or other Indebtedness or securities of any such Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Subsidiary may vote. There are (x) no contracts or restrictions (other than as may be imposed by Law or by the charter or bylaws or other organizational documents of such Subsidiary) relating to any shares of capital stock of any such Subsidiary or any other securities of any such Subsidiary, whether or not outstanding, (y) no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any such Subsidiary, and (z) no contracts


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affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of any shares of capital stock or any other securities of any such Subsidiary.

          (d) Schedule 3.4(d) also contains a complete and accurate list of any and all Persons not constituting Subsidiaries of which NextNet directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the "INVESTMENTS").

     3.5 CAPITAL STRUCTURE; OWNERSHIP OF SHARES.

          (a) The authorized capital stock of NextNet consists of 1,000 shares of NextNet Common Stock, all of which are issued and outstanding. The Shares represent the only issued and outstanding shares of capital stock of NextNet. The Shares are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Seller or NextNet is a party or by which they are bound obligating NextNet to issue, deliver, sell or create, or cause to be issued, delivered, sold or created, or evidencing any right to subscribe for, additional shares of capital stock or other voting securities or Stock Equivalents of NextNet, or obligating Seller or NextNet to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding stock appreciation rights, phantom stock or other similar rights with respect to NextNet, the value of which is determined in whole or in part by the value of any capital stock of NextNet ("STOCK EQUIVALENTS"). There are no outstanding bonds, debentures, notes or other indebtedness of NextNet having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders may vote.

          (b) Except as set forth on Schedule 3.5(b), Seller owns, beneficially and of record, and has valid title to, all of the Shares, free and clear of all Encumbrances. At the Closing, Purchaser will acquire good and marketable title to the Shares, free and clear of all Encumbrances.

          (c) Except as set forth on Schedule 3.5(c), there are no restrictions to which Seller or NextNet is party affecting the transferability of the Shares other than those arising under applicable Laws, including securities Laws.

          (d) Except as set forth on Schedule 3.5(d), NextNet has not lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any Indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, Seller or any other Person.

     3.6 TRANSACTIONS WITH AFFILIATES. Since December 31, 2005, there have not been any dividends or other distributions of assets by NextNet to Seller which have been declared but not paid or distributed. Except as set forth in Schedule 3.6, neither Seller nor any officer, director or employee of NextNet or Seller or, to Seller's Knowledge, any Affiliate of NextNet or Seller:


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          (a) owns, directly or indirectly, any debt, equity or other interest or investment in any Person which is a competitor, lessor, lessee, customer, supplier or advertiser of NextNet;

          (b) has any cause of action or other claim whatsoever against (in the case of employees of NextNet or Seller, to the Knowledge of Seller) or owes any amount to, or is owed any amount by, NextNet or its Subsidiaries, other than salary, expense reimbursements and bonuses payable to any employee of NextNet or its Subsidiaries;

          (c) has any interest in or owns any property or right used in the conduct of the Business, other than the assets of Seller used in the administration of general overhead operations undertaken by Seller on behalf of NextNet;

          (d) is a party to any contract, lease, license, agreement, arrangement or commitment with NextNet or one of its Subsidiaries or, except for such contracts, leases, licenses, agreements, arrangements or commitments of Seller used in the administration of general overhead operations undertaken by Seller on behalf of NextNet, used in the Business; or

          (e) receives from or furnishes to NextNet or one of its Subsidiaries any goods, services, technology or intellectual or proprietary rights, other than, with respect to employees of NextNet, in the ordinary course of their employment, and, with respect to Seller, the administration of general overhead operations undertaken by Seller on behalf of NextNet.

     3.7 FINANCIAL STATEMENTS.

          (a) The consolidated audited financial statements of Seller for the two fiscal years ended December 31, 2004 and December 31, 2005 (the "SELLER STATEMENTS"), and the audited financial statements of NextNet for the fiscal year ended December 31, 2003, the unaudited statement of income of NextNet for the fiscal year ended December 31, 2005, and the unaudited balance sheet of NextNet as of March 31, 2006 (the "MOST RECENT BALANCE SHEET") and the related financial statements for the period ended March 31, 2006 attached hereto as
Schedule 3.7(a) (collectively, the "NEXTNET STATEMENTS", and together with the Seller Statements, the "FINANCIAL STATEMENTS") (a) are correct and complete in all material respects as of the dates and for the periods indicated therein, (b) are in accordance with the books of account and records of NextNet and its Subsidiaries with respect to the NextNet Statements, or Seller with respect to the Seller Statements, (c) present fairly in all material respects the financial condition and results of operations of NextNet with respect to the NextNet Statements, or Seller with respect to the Seller Statements, as of the dates and for the periods indicated therein, (d) with respect to the NextNet Statements, reflect appropriate accruals for vacation days and bonuses that have been earned by employees of NextNet, but not yet paid, and any Liabilities relating to the NextNet Plans, in each case in accordance with GAAP, and (e) were prepared in accordance with GAAP, except that the unaudited financial statements of NextNet as of and for the period ended March 31, 2006 do not contain all of the footnotes required by GAAP and are subject to year-end adjustments consistent with past practice. The books of account and other records (financial and otherwise) of NextNet and the Business are in all material respects complete and correct and are maintained in accordance with good business practices and are accurately reflected on the NextNet Statements.

          (b) Schedule 3.7(b) sets forth a true, correct and complete list of all Indebtedness of NextNet and its Subsidiaries (by creditor and dollar amount) as of the date hereof. Neither NextNet nor any of its Subsidiaries has any Indebtedness for Borrowed Money as of the date hereof.

     3.8 INTERIM CHANGE. Except as set forth in Schedule 3.8 or as contemplated by the terms of the Commercial Agreements or this Agreement, since December 31, 2005, NextNet and its Subsidiaries have operated the Business only in the ordinary course, consistent with past practices, and there has not been:

          (a) any material adverse change in the financial condition, assets, liabilities (fixed or contingent) or business affairs of NextNet and its Subsidiaries or the Business;

          (b) any material adverse change in NextNet and its Subsidiaries' relationships with licensors, licensees, suppliers, vendors, customers, lessors or employees (in each case, as a group or class);

          (c) any damage, destruction or loss to or of any of the assets of NextNet and its Subsidiaries, whether or not covered by insurance, in excess of $50,000 individually, or $150,000 in the aggregate;

          (d) any forgiveness, cancellation or waiver of any material rights of NextNet or one of its Subsidiaries;

          (e) any disposition of assets of NextNet and its Subsidiaries, other than sales of inventory in the ordinary course of business and other than dispositions of obsolete assets, worn-out assets or assets no longer used or useful to NextNet and its Subsidiaries in an aggregate amount not to exceed $100,000;

          (f) any increase in the compensation or benefits payable or to become payable by Seller or NextNet to their employees, consultants or independent contractors engaged in the Business (other than for general increases applicable to employees in an amount consistent with past practice or pursuant to the terms of the agreements, policies or procedures in effect as of the date of the Most Recent Balance Sheet);

          (g) any declaration, authorization or payment of dividends or distributions on or in respect of NextNet and its Subsidiaries Common Stock or any redemption, retirement, purchase or other acquisition by NextNet and its Subsidiaries of shares of NextNet and its Subsidiaries Common Stock;

          (h) any change in the accounting methods, principles or practices followed by NextNet and its Subsidiaries, whether for general financial or Tax purposes, or any change in depreciation or amortization policies or rates adopted therein, other than changes required by changes in GAAP;

          (i) any issuance by NextNet and its Subsidiaries of any shares of its capital stock;

          (j) any grant by NextNet and its Subsidiaries of any option, warrant or other right to purchase shares of its capital stock;

          (k) any material change in credit practices as to customers of NextNet and its Subsidiaries, individually or in the aggregate;

          (l) any incurrence of any Encumbrance on any assets of NextNet or its Subsidiaries, other than a purchase money security interest granted in connection with the purchase of goods pursuant to the terms of a Material Contract;

          (m) any sale, assignment, transfer, license or other disposition of any Patent Right, Trademark, Copyright, Propriety Information and Technology or other intangible asset other than in the ordinary course of business, consistent with past practices; or

          (n) any agreement, commitment or understanding entered into by Seller, NextNet or any of its Subsidiaries to do any of the foregoing described in clauses (a) through (m) above.

     3.9 ACCOUNTS RECEIVABLE AND BANK ACCOUNTS. Schedule 3.9 contains an accurate, correct and complete aging of all outstanding accounts receivable of NextNet and its Subsidiaries (the "ACCOUNTS RECEIVABLE") as of June 15, 2006. All outstanding Accounts Receivable are and (if not collected prior to the Closing Date) will be on the Closing Date: (a) due and valid claims against account debtors for goods or services delivered or rendered and (b) to Seller's Knowledge, subject to no defenses, offsets or counterclaims, each except as reserved against on the Most Recent Balance Sheet. Neither Seller nor NextNet has received any written notice that any Accounts Receivable is not collectible in the ordinary course of business consistent with past practice. All Accounts Receivable arose in the ordinary course of business. No Accounts Receivable are subject to prior assignment or Encumbrance. To Seller's Knowledge, NextNet has no liability for any refunds, liability allowances or returns in respect of products manufactured, processed, distributed or sold by or for the account of NextNet on or prior to the Closing Date that are not adequately reserved for on the Financial Statements. Schedule 3.9 contains an accurate, correct and complete list of the names and addresses of all banks and financial institutions in which NextNet has an account, deposit, safe-deposit box, line of credit or other loan facility, or lock box or other arrangement for the collection of Accounts Receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

     3.10 INSURANCE. NextNet is insured by insurers of recognized financial responsibility against such risks, casualties and contingencies in such amounts as Seller believes to be prudent for the conduct of the Business as currently conducted. All such policies are in full force and effect. There are no pending or asserted claims by NextNet and its Subsidiaries against any Insurance as to which any insurer has denied liability or reserved rights, and there are no claims under any Insurance that have been disallowed or improperly filed since the Seller Acquisition Date. Schedule 3.10 sets forth the claims experience since the Seller Acquisition Date and the interim period through the date hereof with respect to NextNet and its Subsidiaries (both insured and self-insured). No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by NextNet and its Subsidiaries since the Seller Acquisition Date.

     3.11 TITLE TO ASSETS. Each of NextNet and its Subsidiaries is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the assets it purports to own. Except as set forth in Schedule 3.11 and other than Permitted Encumbrances, none of the assets which NextNet or one of its Subsidiaries purports to own are subject to (a) any title defect or objection; (b) any contract of lease, license or sale; (c) any Encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, except those disclosed in the Financial Statements; (d) any royalty or commission arrangement; or (e) any covenant or restriction. Schedule 3.11 includes a complete and accurate list of all third party tangible assets used by NextNet and its Subsidiaries in connection with the Business. The tangible assets owned by NextNet and its Subsidiaries and third party tangible assets set forth in Schedule 3.11 are in good operating condition and repair (reasonable wear and tear excepted), are not obsolete, and are suitable for the purposes for which they are presently being used, and are adequate to meet all present requirements of the Business as presently conducted. The assets owned by NextNet and its Subsidiaries and third party assets set forth in Schedule 3.11 and Schedule 3.23(e)(i) represent all assets used in and necessary to conduct the Business as currently conducted, other than the assets of Seller used in the administration of general overhead operations undertaken by Seller on behalf of NextNet.

     3.12 REAL PROPERTY.

          (a) NextNet has not owned and does not own any real property.

          (b) Schedule 3.12 sets forth the address of each parcel of real property leased by NextNet, and a true and complete list of all leases to which NextNet or one of its Subsidiaries is a party for each such parcel of leased real property (the "LEASES"). Seller has made available to Purchaser a true and complete copy of each such Lease. With respect to each such Lease: (i) the Lease is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect; (ii) neither NextNet or any Subsidiary, nor, to the Knowledge of Seller, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by NextNet or any Subsidiary, or permit termination, modification, or acceleration, under the Lease; (iii) NextNet has not, and has not received written notice that any other party, has repudiated any provision of the Lease; and (iv) except as set forth in Schedule 3.12, each such Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing Date.

          (c) The leased real property identified in Schedule 3.12 comprises all of the real property occupied and used by NextNet and its Subsidiaries in the conduct of the Business, and neither NextNet nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or any fee interest therein.

          (d) To the Knowledge of Seller, all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the leased real property (the "IMPROVEMENTS") are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the Business as currently conducted by NextNet and its Subsidiaries. To Seller's Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted by NextNet and its Subsidiaries thereon.

          (e) Subject to the respective terms and conditions in the Leases, NextNet or one of its Subsidiaries has a valid leasehold interest in the leased real property identified in Schedule 3.12, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Seller, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the leased real property identified in
Schedule 3.12 or any portion or portions thereof. To the Knowledge of Seller, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the leased real property identified in Schedule 3.12 or the Improvements.

     3.13 PERSONAL PROPERTY LEASES. Schedule 3.13 sets forth an accurate, correct and complete list of all leases or bailments of tangible personal property which (a) are used in the Business as currently conducted by NextNet and its Subsidiaries and (b) provide for payments by NextNet or one of its Subsidiaries in excess of $1,500 per month (the "PERSONAL PROPERTY LEASES"). NextNet or one of its Subsidiaries has been in peaceable possession of the property covered by each Personal Property Lease since the commencement thereof. Seller has made available to Purchaser an accurate, correct and complete copy of each Personal Property Lease.

     3.14 CUSTOMERS AND SUPPLIERS. Except as set forth on Schedule 3.14, all contracts or agreements with customers, licensors, licensees and suppliers of NextNet and its Subsidiaries were entered into by or on behalf of NextNet or one of its Subsidiaries in the ordinary course of business and on an arms-length basis with the other party thereto. Schedule 3.14 sets forth an accurate, correct and complete list of the 10 largest customers and 10 largest suppliers of NextNet, determined on the basis of revenues from items sold or licensed (with respect to customers) or costs of items purchased or licensed (with respect to suppliers) for each of the two (2) fiscal years ended December 31, 2005. To the Knowledge of Seller, no customer, licensee, supplier or licensor will cease to do business or materially reduce their business with NextNet after or as a result of the consummation of the transactions contemplated hereby, and, to the Knowledge of Seller, no customer, licensee, supplier or licensor is threatened with bankruptcy or insolvency. To the Knowledge of Seller, no fact, condition or event exists which would adversely affect NextNet's relationship with any customer, licensee, supplier or licensor.

     3.15 LICENSES AND PERMITS. Schedule 3.15 contains an accurate, correct and complete list of each license, permit, certificate, approval, exemption, franchise, registration, variance, accreditation or authorization currently issued to NextNet or one of its Subsidiaries by a Governmental Authority or that, to the Knowledge of Seller, are known by Seller to be required in the future in order to conduct the Business as presently conducted by NextNet and its Subsidiaries (collectively, the "LICENSES AND PERMITS"). The Licenses and Permits are valid and in full force and effect and there are no pending or, to the Knowledge of Seller, threatened proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. NextNet or one of its Subsidiaries has all Licenses and Permits as are necessary in order to enable it to own and conduct the Business as it is presently conducted and to occupy and lease its real property, and no Third Party has asserted in writing that others are required. Since the Seller Acquisition Date, neither Seller nor NextNet has received written notice of any violations from any Governmental Authority in respect of any Licenses and Permits.

     3.16 MATERIAL CONTRACTS.

          (a) Schedule 3.16(a) sets forth an accurate, correct and complete list of all instruments, commitments, agreements, arrangements and understandings (other than this Agreement or any of the Ancillary Agreements) to which NextNet or one of its Subsidiaries is a party or bound, or by which any of NextNet's or one of its Subsidiaries' assets are subject or bound, or pursuant to which NextNet or one of its Subsidiaries is a specifically named third-party beneficiary, meeting any of the descriptions set forth below:

               (i) any contract with any current customer of NextNet and its Subsidiaries with respect to which NextNet and its Subsidiaries recognized cumulative revenue during the twelve-month period ended May 31, 2006 in excess of $500,000 (each such customer, a "MAJOR CUSTOMER," and each contract referenced in this Section 3.16(a)(i), a "MAJOR CUSTOMER CONTRACT");

               (ii) any contract with any current customer of NextNet and its Subsidiaries that contains any (A) penalties for late deliveries or breach of other performance obligations, or (B) penalties associated with repairs, returns or quality performance;

               (iii) any contract with any (A) direct supplier of goods (including software) and/or services with respect to which NextNet and its Subsidiaries made cumulative expenditures during the twelve-month period ended May 31, 2006 greater than $250,000, or (B) indirect supplier of goods (including software) and/or services with respect to which NextNet and its Subsidiaries made cumulative expenditures during the twelve-month period ended May 31, 2006 greater than $250,000 (each such supplier, a "MAJOR SUPPLIER");

               (iv) (A) any contract with any sole source suppliers, or (B) original equipment manufacturer ("OEM") contracts, electronic manufacturing services ("EMS") contracts, original design and manufacturing supply ("ODM") contracts, third party logistics ("TML") contracts, transportation contracts, and contract manufacturing contracts, or any other contract that licenses or otherwise authorizes any third party to design, manufacture, reproduce, develop or modify the products, services or technology of NextNet and its Subsidiaries;

               (v) contracts (A) that contain any "take or pay" or volume commitment provisions, or (B) that contain provisions granting any exclusive rights, most favored customer pricing, rights of first refusal, rights of first negotiation or similar rights to any Person;

               (vi) any contract limiting in any respect the right of NextNet or any of its Subsidiaries to engage in any line of business, compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them may engage, or that otherwise prohibits or limits the right of NextNet or any of its Subsidiaries to make, sell or distribute any products or services;

               (vii) any contract with any Affiliate of NextNet (other than its Subsidiaries);

               (viii) any purchase order, agreement or commitment obligating NextNet or its Subsidiaries to sell, license or deliver any product, technology or service at a price which does not cover the expected cost (including labor, materials and production overhead) thereof to NextNet and its Subsidiaries;

               (ix) any evidence of Indebtedness;

               (x) any joint venture, partnership, cooperative arrangement or any other agreement involving a sharing of profits or development costs;

               (xi) any contract or arrangement pursuant to which NextNet or one of its Subsidiaries sells or licenses any product outside of the United States;

               (xii) any contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

               (xiii) any distribution or royalty agreement;

               (xiv) any power of attorney, proxy or similar instrument currently in effect;

               (xv) any contract for the purchase, sale or license of any assets of NextNet (whether or not completed) other than in the ordinary course of business or any contract granting an option or preferential rights to purchase, sell or license any assets of NextNet other than in the ordinary course of business;

               (xvi) any contract whose primary purpose is to indemnify any party or to share in or contribute to the liability of any party;

               (xvii) any contract relating to the acquisition by NextNet or one of its Subsidiaries of a business or the equity interests of any other Person (whether or not completed);

               (xviii) any other contract, commitment, agreement, arrangement or understanding (other than those excluded by an express exception from the descriptions set forth in the subsections above) which provides for future payments or performance by either party thereto having an aggregate value of $100,000 or more, or with respect to contracts for performance for more than one year, $100,000 or more per year (unless terminable without payment or penalty on thirty (30) days (or less) notice);

               (xix) any contract with respect to information technology services, including without limitation, hosting services, application service provider, disaster recovery, storage and/or outsourcing arrangements;

               (xx) other than any contract otherwise disclosed pursuant to this
Section 3.16(a), any other contract that is otherwise material to NextNet and its Subsidiaries or the Business; and

               (xxi) any contract currently being negotiated of a type that if entered into would be a Material Contract.

The foregoing, together with the Leases, the agreements set forth in Schedule 3.23(e) and the Personal Property Leases are collectively referred to as the "MATERIAL CONTRACTS."

          (b) Accurate, correct and complete copies of each Material Contract have been made available to Purchaser. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. Each of NextNet and its Subsidiaries, and to the Knowledge of Seller, each of the other parties thereto, has complied with all commitments and obligations on its part to be performed or observed under each Material Contract to which it is a party. Except as set forth in Schedule 3.16(b), no event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by NextNet or one of its Subsidiaries, or, to the Knowledge of Seller, by any other party. Neither Seller nor NextNet has received or given notice of an intention to cancel or terminate a Material Contract or to exercise or not exercise options or rights under a Material Contract. Neither Seller nor NextNet has received any written notice of a default, offset or counterclaim under any Material Contract, or any other communication calling upon NextNet or one of its Subsidiaries to comply with any provision of any Material Contract or ascertaining noncompliance. There is no Encumbrance of any kind on NextNet's interest under any Material Contract.

          (c) Neither NextNet nor any of its Subsidiaries is a party to: (A) contracts with any Governmental Authority (the "DIRECT CONTRACTS"); (B) contracts with a non-Governmental Authority in support of a contract with a Governmental Authority (the "SUBCONTRACTS"); (C) Direct Contracts or Subcontracts in which NextNet was subject to the requirements of the Truth in Negotiations Act ("TINA"), 10 U.S.C. Section 2306(f), or claimed an exemption from TINA based upon any reason other than adequate price competition; (D) Direct Contracts or Subcontracts in which NextNet or one of its Subsidiaries applied for payments based upon representations of cost incurred; or (E) Direct Contracts or Subcontracts in which NextNet or one of its Subsidiaries agreed to provide "most favored" or other preferential treatment with regard to prices.

          (d) Except as set forth in Schedule 3.16(d), during the last twelve
(12) months, to the Knowledge of Seller, none of the Major Customers has terminated or failed to renew any of its Major Customer Contracts and neither NextNet nor any of its Subsidiaries has received any written notice of termination from any of the Major Customers.

     3.17 TAX MATTERS.

          (a) Except as set forth in Schedule 3.17(a), (i) each of the Acquired Companies and any Affiliated Group has complied in all material respects with all laws relating to Taxes and filed or caused to be filed in a timely manner (within any applicable extension periods) for all years and all periods (and portions thereof) all Tax Returns or estimates or extensions, all prepared in material compliance with applicable Laws, required to be filed by the Code or by applicable state, local or non-United States Tax Laws; (ii) all Taxes owed by any of the Acquired Companies or (to the extent relevant to the Acquired Companies) any Affiliated Group (whether or not shown on any Tax Return) have been timely paid in full; (iii) all such Tax Returns are true, correct and complete in all material respects;
(iv) there are no proposed adjustments or Actions pending or, to the Knowledge of Seller, threatened for the assessment or collection of Taxes against any of the Acquired Companies; (v) to the Knowledge of Seller, none of the Acquired Companies have been at any time a member of any partnership or joint venture or other arrangement that could be classified as a partnership for federal income Tax purposes for any period for which the statute of limitations for any Tax has not expired; (vi) to the Knowledge of Seller, there are no proposed reassessments by Tax authorities of any real property owned or leased by the Acquired Companies that could reasonably be expected to increase any Tax to which any Acquired Company would be subject; (vii) no Acquired Company is a party to, bound by, or has any obligation under any Tax sharing or allocation agreement or similar agreement; (viii) no Acquired Company has any liability for the Taxes of any other Person under Regulations section 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, under a contract or otherwise; and (ix) none of the Acquired Companies has been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes (other than the group for which NextNet was the parent prior to the Seller Acquisition Date and the group for which Seller is the parent).

          (b) Except as set forth in Schedule 3.17(b), (i) none of the Acquired Companies has made any consent under former Section 341 of the Code and none of the Acquired Companies is a corporation described in former Section 341(b) of the Code; (ii) none of the Acquired Companies (A) is or was a "controlled foreign corporation" or a "United States Shareholder" as defined in the Code,
(B) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code, (C) files, has filed or is required to file Tax Returns in jurisdictions outside the United States and (D) currently has (or ever has had) a permanent establishment in a jurisdiction outside of the United States; (iii) the Acquired Companies do not have income reportable for a period ending after the Closing Date that is attributable to an activity or a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method; (iv) neither the Internal Revenue Service ("IRS") nor any other agency has proposed any adjustment or change in accounting methods that affects any taxable year ending after the Closing Date; and (v) the Acquired Companies do not have any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to the Business or their operations.

          (c) Seller and the Acquired Companies, as applicable, have (i) withheld all required amounts from the employees, agents, and contractors of the Acquired Companies and remitted such amounts to the proper agencies or other Persons; (ii) paid when due all employer contributions and premiums; and (iii) filed when due all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security Taxes, unemployment Taxes and premiums, all in compliance with the Code as in effect for the applicable year and other applicable Laws.

          (d) Except as set forth in Schedule 3.17(d), the income Tax Returns filed by the Acquired Companies or (to the extent relevant to the Acquired Companies) any Affiliated Group have never been examined by the IRS or other applicable taxing authority. No federal, state, local or non-United States Tax audits or other administrative proceedings, discussions or court proceedings are presently pending (or threatened) with regard to any Taxes or Tax Returns of the Acquired Companies or (to the extent relevant to the Acquired Companies) any Affiliated Group.

          (e) None of the Acquired Companies has entered into any contract, agreement, plan or arrangement covering any employee or former employee or independent contractor that, individually or collectively, could give rise to the payment by an Acquired Company of any amount that would not be deductible by reason of Code section 280G or would give rise to a payment that could subject the recipient to excise tax imposed by Code section 4999.

          (f) No asset of any Acquired Company is tax exempt use property under Code Section 168(h).

          (g) No portion of the cost of any asset of any Acquired Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a).

          (h) None of the assets of any Acquired Company is property that such Acquired Company is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

          (i) None of the Acquired Companies has (i) been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code section 368, (ii) distributed an interest in a corporation in a transaction that is reported to qualify under Code section 355, or (iii) been distributed in a transaction that is reported to qualify under Code section 355. Each of the Acquired Companies are, and have at all times been, in compliance with the provisions of Code sections 6011, 6111 and 6112 relating to tax shelter disclosure, registration, list maintenance and record keeping requirements. None of the Acquired Companies has participated in a transaction (x) the "significant purpose of which is the avoidance or evasion of United States Federal income tax" within the meaning of Code section 6662(d)(2) and the Regulations promulgated thereunder; or (y) that constitutes a "reportable transaction" within the meaning of Regulations section 1.6011-4.

          (j) None of the Shares constitute a United States real property interest within the meaning of Code section 897(c). There are no outstanding agreements or waivers extending or having the effect of extending the statutory period of limitation for assessment, reassessment or collection of Tax applicable to any Tax Returns required to be filed by the Acquired Companies or (to the extent relevant to the Acquired Companies) any Affiliated Group. Except as set forth on Schedule 3.17(j), none of the Acquired Companies or (to the extent relevant to the Acquired Companies) any Affiliated Group has requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney granted by any Acquired Company with respect to Taxes is currently in force.

          (k) Seller has made available to Purchaser correct and complete copies of all federal, state, local and foreign income and franchise Tax Returns of the Acquired Companies for periods through December 31, 2004, IRS revenue agent reports and similar reports issued by any state, local or non-United States Tax authority for such Tax Return, and statements of Tax deficiencies assessed against or agreed to by any Acquired Company.

          (l) Except as set forth in Schedule 3.17(l), no claim has been made in the last five (5) years that any Acquired Company has not properly paid Taxes or filed Tax Returns in a jurisdiction in which such Acquired Company does not file a Tax Return.

          (m) No debt of any Acquired Company is "corporate acquisition indebtedness" within the meaning of Code section 279 or a "applicable high yield debt obligation" within the meaning of Code section 163(e)(5). No interest accrued or paid by any Acquired Company (whether as stated interest, imputed interest, or original issue discount) on any debt obligation of such Acquired Company is not deductible for federal, state, or local income tax purposes).

          (n) None of the Acquired Companies has any private letter ruling, technical advice, application for a change of any method of accounting, or other similar requests presently pending with any taxing authority.

          (o) Except as set forth in Schedule 3.17(o), each of the Acquired Company's "nonqualified deferred compensation plans" within the meaning of Code section 409A (and associated Treasury Department guidance) comply with Code section 409A (and associated Treasury Department guidance), each such "nonqualified deferred compensation plan" has been operated in compliance with Code section 409A (and associated Treasury Department guidance), and no such "nonqualified deferred compensation plan" has been materially modified within the meaning of Code section 409A (and associated Treasury Department guidance).

          (p) None of the Acquired Companies is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code section 453 (or any similar provision of foreign, state, or local law); (ii) a transaction occurring on or before the Closing reported as an open transaction for federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (iii) prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date, or (v) an agreement entered into with any Taxing authority on or prior to the Closing Date. None of the Acquired Companies has used the cash method of accounting for income Tax purposes at any time in the last five years.

          (q) Except as set forth in Schedule 3.17(q), none of the Acquired Companies has (i) any "excess loss accounts" with respect to any Subsidiary or
(ii) any items of income, gain, loss, expense, or deduction deferred under the intercompany transaction rules of Treasury Regulation section 1.1502-13 (or similar provision of foreign, state, or local laws).

     3.18 PRODUCT WARRANTY. All products developed, licensed, distributed, shipped or sold by NextNet and its Subsidiaries and any services rendered by them since the Seller Acquisition Date, and to Seller's Knowledge with respect to the period prior to the Seller

Acquisition Date, have been in conformity with all applicable contractual commitments and all expressed warranties, except to the extent the failure to so comply would not have a Material Adverse Effect. To the Knowledge of Seller, no liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefor reflected in the Financial Statements. Schedule 3.18 sets forth an accurate, correct and complete statement of all written and, to the Knowledge of Seller, oral, warranties, warranty policies, service and maintenance agreements of NextNet and its Subsidiaries covering any of the products or services sold, licensed or provided since the Seller Acquisition Date. No products manufactured, licensed, processed, distributed, sold, delivered or leased by NextNet or one of its Subsidiaries are now subject to any guarantee, warranty, claim for product liability, or patent or other indemnity, other than those set forth in Schedule
3.18. The product warranty and return experience for the period commencing on the Seller Acquisition Date and ending on May 31, 2006 is set forth in Schedule
3.18. The product warranty reserves on the Financial Statements were prepared in accordance with GAAP and are adequate in light of the circumstances of which Seller is now aware with respect to the period commencing on the Seller Acquisition Date.

     3.19 PRODUCT LIABILITY. Schedule 3.19 sets forth an accurate and complete list of all existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property or economic damage as a result of the ownership, license, possession or use of any product licensed, marketed, distributed, shipped or sold prior to the date hereof for which NextNet or Seller has received written notice. To Seller's Knowledge, all such claims are fully covered by product liability insurance or otherwise provided for. Except as set forth in Schedule 3.19 and other than claims adequately covered by Seller's or NextNet's product liability insurance, to the Knowledge of Seller, neither NextNet nor any of its Subsidiaries will be subject to any claim, expense, liability or obligation arising from any injury to person or property or economic damage as a result of ownership, license, possession or use of any product licensed, marketed, distributed, shipped or sold prior to the Closing Date. There have been no recalls, and none are pending or, to Seller's Knowledge, threatened and no report has been filed by NextNet or is required to have been filed by NextNet with respect to any products of NextNet and its Subsidiaries under any Law. Except as set forth on Schedule 3.19, there are no, and within the last 12 months prior to the date of this Agreement there have not been any, product liability Actions filed or, to Seller's Knowledge, threatened against or involving NextNet or any of their Subsidiaries or any of their products, and no such Actions have been settled, adjudicated or otherwise disposed by NextNet within the last 12 months prior to the date of this Agreement.

     3.20 LEGAL PROCEEDINGS. Except as set forth in Schedule 3.20, neither NextNet nor any of its Subsidiaries is engaged in or a party to or, to the Knowledge of Seller, threatened with any Action. Neither NextNet nor any of its Subsidiaries has received written notice of any investigation threatened or contemplated by any Governmental Authority, including those involving the safety of products, the working conditions of employees, the employment practices or policies of NextNet and its Subsidiaries, or compliance with environmental regulations, that has not been fully resolved or dismissed. Except as set forth in Schedule 3.20, neither NextNet, its Subsidiaries nor any of its assets is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any Governmental Authority or any arbitrator. There is no outstanding order, writ, injunction, judgment or decree by any court or any Governmental Authority or any Action pending or, to the Knowledge of Seller, threatened against NextNet relating to the transactions contemplated hereby or which seeks to prevent, restrict or delay the consummation of the transactions contemplated hereby. To the Knowledge of Seller, none of NextNet's current executive officers or directors has ever been a defendant or other obligor under any judgment, injunction or other order or ruling of or settlement approved by any Governmental Authority relating to NextNet or the Business or any fraud, felony or similar offense.

     3.21 ENVIRONMENTAL MATTERS.

          (a) Since the Seller Acquisition Date, and to Seller's Knowledge with respect to the period prior to the Seller Acquisition Date, NextNet and its Subsidiaries have materially complied with and are in material compliance with all applicable Environmental Laws. NextNet and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of Seller, threatened proceedings under any Environmental Laws, and no material expenditures are or will be required by NextNet or its Subsidiaries in order to comply with any existing Environmental Law.

          (b) To Seller's Knowledge, NextNet and its Subsidiaries have never sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance, Hazardous Materials, Hazardous Waste, Solid Waste or petroleum, including crude oil or any fraction thereof, to a facility, site or location, which, pursuant to CERCLA or any similar state or local Law, (i) has been placed, or is proposed to be placed, on the National Priorities List or its state equivalent or (ii) is subject to a claim, administrative order or other request to effect Removal or take Remedial Action.

          (c) NextNet and its Subsidiaries do not store, generate or produce any Hazardous Substance or Hazardous Waste in quantities or in a manner which violates any Environmental Law.

          (d) There are no environmental reports, investigations or audits possessed or controlled by NextNet (whether conducted by or on behalf of NextNet or a Third Party, and whether done at the initiative of NextNet or directed by a Governmental Authority or other Third Party) relating to premises currently or previously owned, leased or operated by NextNet since the Seller Acquisition Date, and to Seller's Knowledge with respect to the period prior to the Seller Acquisition Date.

          (e) Except as set forth in Schedule 3.21, neither Seller nor NextNet has received written notice regarding, nor, to Seller's Knowledge, has there been, any contamination of groundwaters, surface waters, soils or sediments as a result of the manufacture, storage, processing, loss, leak, escape, spillage, disposal or other handling or disposition by or on behalf of NextNet of any Hazardous Substance on or prior to the Closing Date in violation of Environmental Laws. As used in this Agreement, each of the terms "Removal," "Remedial Action," "Hazardous Substance," "Hazardous Materials," "National Priorities List," "Hazardous Waste" and "Solid Waste" has the same meaning as such term is given in Environmental Laws.

          (f) To the Knowledge of Seller, there are no facts or circumstances which are reasonably expected to prevent or delay the ability of NextNet or any of its Subsidiaries to place in the EU market products that comply in all material respects with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) Directive after June 30, 2006 and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, if and to the extent the legislation which is enacted and implemented by applicable European Union member nations is not materially different from such Directives in any respect.

     3.22 COMPLIANCE WITH LAW. Since the Seller Acquisition Date, and to Seller's Knowledge with respect to the period prior to the Seller Acquisition Date, NextNet and its Subsidiaries have complied and are in compliance with, in all material respects, all applicable Laws applicable to the Business or operations. No written notice from any Governmental Authority or other Person of any violation of any Law has been received by NextNet, and neither Seller nor NextNet knows of any reasonable basis therefor.

     3.23 INTELLECTUAL PROPERTY.

          (a) Schedule 3.23(a) contains a complete list and description of all registered Owned IP or applications pending therefor as of the date hereof (collectively the "REGISTERED INTELLECTUAL PROPERTY"). All necessary registrations, maintenance or annuity, and renewal, maintenance or other fees in connection with such Registered Intellectual Property have been made for each item of Registered Intellectual Property; all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with and all relevant fees have been paid to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property; and all patent, trademark, service mark and copyright applications set forth in Schedule 3.23(a) have been duly filed. All payments due and payable in respect of such listed registrations, applications and renewals have been paid as of the date hereof. There are no outstanding deadlines of any patent, copyright or trademark office (or any analogous office or registry anywhere in the world) in relation to such listed registrations or applications that will expire within three months of the date hereof. No settlements, consents, covenants not to sue or nonassertion assurances or releases have been entered into by NextNet or one of its Subsidiaries or to which NextNet or one of its Subsidiaries is bound that adversely affect their right to own or use any Owned IP.

          (b) Schedule 3.23(b) contains a list of Owned IP, other than Registered Intellectual Property, that is significant to the conduct of the Business as currently conducted by NextNet, consisting of: (i) disclosures on inventions; and (ii) a description of trade secrets, documented know-how, proprietary processes, and other documented proprietary information used in the conduct of the Business as currently conducted by NextNet.

          (c) NextNet or one of its Subsidiaries owns all right, title and interest in all Owned IP free and clear of any Encumbrance except as set forth on Schedule 3.23(c) and the Permitted Encumbrances, including ownership of pending and accrued causes of action for patent, trademark, or copyright infringement, misappropriation, and unfair business practices and has the sole and exclusive right to bring actions for infringement and misappropriation of such Owned IP.

          (d) Each item of IP Assets owned or used by NextNet immediately prior to the Closing will be owned or available for use, respectively, by NextNet immediately subsequent to the Closing on identical terms and conditions as owned or used by NextNet immediately prior to the Closing.

          (e) Schedule 3.23(e) contains a list of all agreements to which the IP Assets are bound and pursuant to which:

               (i) NextNet is licensed, authorized or otherwise permitted to use, distribute or otherwise exploit any Third Party Intellectual Property Rights, including any agreement requiring royalties therefor (so called "in-bound" licenses); or

               (ii) NextNet has licensed, authorized or otherwise permitted any Third Party to use, distribute or otherwise exploit Owned IP (so called "out-bound" licenses).

          (f) NextNet and its Subsidiaries have a policy requiring each employee or contractor to execute confidentiality and invention assignment agreements. Since the Seller Acquisition Date, and to the Knowledge of Seller with respect to the period prior to the Seller Acquisition Date, all employees, agents, consultants, contractors or other persons who have contributed to or participated in the creation or development (on behalf of NextNet) of any Owned IP included in the IP Assets have executed a confidentiality and invention assignment agreement with NextNet and also either: (i) are a party to a "work-for-hire" agreement under which NextNet is deemed to be the original owner/author of the copyrights therein; (ii) are or were employees of NextNet and created or developed such item within the scope of their employment, or
(iii) have executed an assignment or an agreement to assign in favor of NextNet of all of their right, title and interest in their Intellectual Property Rights in such item. To the Knowledge of Seller, no Acquired Employee has any obligations to any prior employer that would violate or conflict with his or her obligations to NextNet under such confidentiality and assignment agreements. To Seller's Knowledge, no employee or contractor of NextNet or any of its Subsidiaries has entered into any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Owned IP or requires the employee to transfer, assign or disclose information concerning his work to anyone other than NextNet.

          (g) To the Knowledge of Seller, neither Seller nor NextNet has disclosed to a Third Party any Proprietary Information and Technology which is Owned IP except pursuant to binding agreements containing confidentiality provisions reasonably protecting such Proprietary Information and Technology. To the Knowledge of Seller, there are no violations of its trade secret rights with respect to Proprietary Information and Technology included in Owned IP.

          (h) NextNet is in actual and sole possession of the complete source code of the NextNet Software. To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Third Party of the complete source code for any NextNet Software. There are no escrow agreements with third party escrow agents or with Third Parties that would release the source code to such Third Party under certain circumstances or conditions.

          (i) Except as set forth in Schedule 3.23(i), to the Knowledge of Seller, the NextNet Software does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of unauthorized activities.

          (j) To the Knowledge of Seller, there are no restrictions on the ability of NextNet to use or otherwise exploit the NextNet Software as used or exploited in the conduct of the Business as currently conducted by NextNet, and such use or exploitation of the NextNet Software does not and will not obligate NextNet to pay any royalty, fee, or other compensation to any Person; and neither NextNet nor its Affiliates have received any notice or have any Knowledge of any complaint, assertion, threat, or allegation inconsistent with the preceding statements in this paragraph.

          (k) NextNet has not incorporated into the NextNet Software any software code licensed under the Gnu General Public License (GPL) or the Gnu Lesser General Public License (LGPL) or any other such open code or freeware type license in a manner that would require NextNet to make the NextNet Software available to others in source code form.

          (l) Except as set forth in Schedule 3.23(l), no claims of any kind have been made by NextNet against any Third Party that, and Seller has no Knowledge that, any Third Party infringes, or has previously infringed, misappropriates, or has previously misappropriated, any Owned IP.

          (m) Except as set forth in Schedule 3.23(m), no claims of any kind have been made or asserted by any party against Seller or NextNet or against, or to, the employees, agents or contractors, customers, vendors, suppliers, or distributors claiming or alleging that NextNet or any of its products (including products currently under development), services or methods of operation infringe, have infringed, contribute to infringement or induce the infringement of, or misappropriate the Intellectual Property Rights or other proprietary rights of any Third Party, violate the right of any Person (including rights to privacy or publicity) or constitute unfair competition, nor is Seller or NextNet aware of or on notice of any such infringement, misappropriation or violation. To Seller's Knowledge, NextNet has not infringed any Intellectual Property Rights or other proprietary rights of any Third Party or breached any obligation of confidentiality owed to a Third Party, and the continued operation of NextNet's business consistent with past practices will not infringe any Intellectual Property Rights or other proprietary rights of a Third Party.

          (n) No government, university or other Third Party funding, personnel, students, resources or facilities were used in the development of any Owned IP in a manner that would give any Governmental Authority, university or Third Party any interest, direct or indirect, in the Owned IP.

          (o) Except as set forth on Schedule 3.23(o), no Owned IP or product or service of NextNet and its Subsidiaries is subject to any outstanding decrees, order, judgment, or stipulation restricting in any manner the use or licensing thereof by NextNet and its Subsidiaries.

          (p) Except as set forth in Schedule 3.23(p), there are no contracts, licenses, software escrows, and other agreements between NextNet or one of its Subsidiaries and any other Person with respect to the Owned IP with respect to which NextNet or one of its Subsidiaries has received notice or is aware of any dispute that could reasonably be considered to be a dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by NextNet or one of its Subsidiaries thereunder.

     3.24 LIABILITIES. NextNet and its Subsidiaries do not have any Liabilities of any nature whether or not any such Liability would have been required by GAAP to be set forth on a consolidated balance sheet of NextNet or in the notes thereto, other than (a) Liabilities set forth on the audited balance sheet of NextNet as of December 31, 2005 or Liabilities reflected in the Most Recent Balance Sheet, included in the Financial Statements, (b) Liabilities specifically required to be incurred by NextNet pursuant to this Agreement or any Ancillary Agreement, (c) Liabilities incurred since the date of the Most Recent Balance Sheet in the ordinary course of business (none of which is a material Liability) consistent with past practice, or (d) Liabilities specifically identified on Schedule 3.24. Nothing in this Section 3.24 shall give rise to an indemnification obligation of Seller under Article XI to the extent the subject matter of such Liability is covered by the representations and warranties set forth in Section 3.23.

     3.25 EMPLOYEES AND SUBCONTRACTORS.

          (a) Schedule 3.25(a) contains a list of all employees of Seller, NextNet or their Affiliates who are engaged in the Business, along with the position, date of hire, annual rate of base compensation, and the estimated or target annual incentive compensation of each such person and any applicable leave of absence information as of the date hereof, and which shall be updated as of the Closing Date. Schedule 3.25(a) lists any contract or agreement that, to the Knowledge of Seller, contains a covenant that limits or purports to limit the ability of any Acquired Employee to compete in any line of business or with any Person or in an geographic area or during any period of time. To the Knowledge of Seller, no Acquired Employee or group of Acquired Employees has any plans to terminate employment with Seller, NextNet or their Affiliates.

          (b) Schedule 3.25(b) sets forth (i) a list of all independent contractors currently performing services or under contract to perform future services for NextNet and its Subsidiaries, and (ii) the start date, type of services to be provided, estimated completion date and hourly or per diem pay rate of such contractors. To the extent such independent contractors were contracted with since the Seller Acquisition Date, all such individuals have acknowledged in writing that they are not employees of NextNet or one of its Subsidiaries and are not entitled to any employee compensation or benefits.

          (c) Since the Seller Acquisition Date, and to Seller's Knowledge with respect to the period prior to the Seller Acquisition Date, NextNet and its Subsidiaries have complied and are currently in compliance in all material respects with all applicable Laws respecting employment, immigration, occupational health and safety, and wages and hours, in each case, with respect to its current and former employees engaged in the Business. Since the Seller Acquisition Date, there have been no union organizing, hand billing, picketing, election petitions, applications for certification, or corporate campaigns involving NextNet or the Business and no such activities are pending or, to Seller's Knowledge, threatened or reasonably anticipated. Since the Seller Acquisition Date, there have been no group work stoppages, walk outs, labor strikes, slowdowns or other concerted action against of affecting NextNet and no such activities are pending, or to Seller's Knowledge, threatened or reasonably anticipated. NextNet is not a party to or bound by any collective bargaining agreement or other agreement with a union, and no such agreement is currently being negotiated. Neither Seller nor NextNet has received written notice of any charges, complaints, lawsuits, or other administrative or judicial proceedings pending or threatened, involving any employee, former employee, consultant, or independent contractor. To Seller's Knowledge, except as set forth in Schedule 3.25(c), there have been no workplace accidents, injuries, or exposures in the last twelve (12) months involving any employee engaged in the Business which are likely to result in, but have not yet resulted in, a claim for worker's compensation payments or benefits. Seller, NextNet or one of their Affiliates, as applicable, (i) since the Seller Acquisition Date, has withheld and reported all amounts required by Law or by contract to be withheld and reported with respect to wages, salaries and other payments to employees and former employees engaged in the Business, (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits or social security for employees or former employees engaged in the Business. NextNet's balance sheet reflects appropriate accruals for vacation days and bonuses that have been earned by employees but not yet paid. To the extent applicable, NextNet and its Subsidiaries are in material compliance with all rules and regulations of the OFCCP and similar state and local agencies relating to affirmative action and equal employment opportunity. Since the Seller Acquisition Date, Seller and NextNet have not taken any action that would constitute a mass layoff, mass termination, or plant closing within the meaning of the WARN Act or otherwise result in material liability under any foreign, federal, state, or local plant closing or collective dismissal Law.

          (d) Schedule 3.25(d) lists the name and position or nature of services provided by each employee at a manager level or higher, and each independent contractor, whose service or engagement in the Business has terminated in the past twenty-four (24) months, and the date of each termination.

          (e) Schedule 3.25(e) lists the employees of Seller, NextNet and their Affiliates engaged in the Business who will become Acquired Employees and who are in nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant Governmental Authorities, in each case designating whether such employee is sponsored by Seller, NextNet or their Affiliates.

     3.26 EMPLOYEE BENEFITS.

          (a) Schedule 3.26(a) contains a complete and accurate list of all NextNet Plans, as well as any Seller Plans in which the employees of Seller, NextNet or their Affiliates who are engaged in the Business are eligible to participate (collectively, the "PLANS"). Seller shall prepare and provide to Purchaser an initial version of Schedule 3.26(a) on the date of this Agreement, and an updated version thereof on the Closing Date. Complete and accurate copies of each of the following documents have been delivered to Purchaser: (i) all Plans that have been reduced to writing, (ii) written summaries of all unwritten Plans, (iii) all related trust agreements, insurance contracts, third-party administration contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500 Series, with all schedules and attachments thereto, for the last three plan years for each Plan, (v) all reports relating to compliance with Sections 401(k), 401(m) and 410(b) of the Code for the last three plan years, and (vi) all employee handbooks. Each Plan has been maintained and administered at all times in all material respects in accordance with its terms and with the currently applicable provisions of ERISA and the Code and other applicable federal, state, local and foreign Laws and the regulations thereunder (including, without limitation, Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Plan required to have been submitted to the IRS or to the United States Department of Labor have been duly and timely submitted. NextNet has made all required contributions and properly accrued all liabilities relating to the NextNet Plans in accordance with GAAP.

          (b) There are no inquiries or investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Plan or asserting any such claims under any Plan.

          (c) Each Seller Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to the effect that such Seller Plan is qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income taxes under
Section 501(a) of the Code or (ii) is maintained under an IRS approved prototype plan with respect to which Seller may reasonably rely on the opinion letter issued to the prototype sponsor as to such Seller Plan's qualified status. No such determination letter has been revoked and revocation has not been threatened; and no such Seller Plan has been amended or operated since the date of its most recent determination letter in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost. Each Seller Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. No NextNet Plan is intended to be qualified under Section 401(a) of the Code.

          (d) None of Seller, NextNet or any Affiliate thereof has ever maintained a Plan subject to Section 412 of the Code or Title IV of ERISA.

          (e) At no time has Seller, NextNet or any Affiliate thereof been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (f) No Plan provides benefits (whether or not insured) after retirement or other termination of employment to any employee of Seller, NextNet of any of their Affiliates who are engaged in the Business (or to any beneficiary of any such employee), including, without limitation, retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or any similar state Law and insurance conversion privileges under state Law, and also excluding any Plan that merely pays after retirement (or termination of employment) those benefits (as adjusted for earnings or losses, as applicable) that accrued prior to retirement (or other termination of employment). The assets of each Plan that is funded are reported at their fair market value on the books and records of such Plan.

          (g) No act or omission has occurred and no condition exists with respect to any Plan that would subject NextNet or its Affiliates to any (i) fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or
(ii) liability for any such penalty, Tax or liability under any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Plan.

          (h) No Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (i) Each NextNet Plan and its related documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such NextNet Plan, and each NextNet Plan may be terminated without liability to NextNet or Purchaser, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction. No Plan includes in its assets any securities issued by NextNet. No Plan has been subject to Tax under Section 511 of the Code.

          (j) Schedule 3.26(j) discloses each: (i) agreement with any director or officer of any Acquired Company (A) the amount or timing of benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving NextNet of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director or officer; (ii) agreement, plan or arrangement under which any person may receive payments from any Acquired Company that may be included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding any Acquired Company including, without limitation, any Plan, stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

          (k) Schedule 3.26(k) sets forth the policy of NextNet with respect to accrued paid time off, accrued sick time and earned time-off, and the amount of such liabilities as of the date of this Agreement.

          (l) No third-party administration agreement or other agreement with respect to any NextNet Plan shall terminate or otherwise be cancelled by either party and no right shall accrue to the third party as a result of the transactions contemplated herein. All such agreements are cancelable by NextNet without cause and without penalty (including, without limitation, any penalties related to the early termination or surrender of any investment contracts or similar agreements under which any assets of NextNet Plans are held) on not more than ninety (90) days advance notice.

     3.27 IMPORT AND EXPORT CONTROL LAWS. NextNet and each of its Subsidiaries has at all times since the Seller Acquisition Date, and to Seller's Knowledge with respect to the period prior to the Seller Acquisition Date, as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions materially in accordance with (x) all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and
(y) all other applicable import/export controls in other countries in which NextNet and its Subsidiaries conducts business. Without limiting the foregoing:

          (a) NextNet and each of its Subsidiaries has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad ("EXPORT APPROVALS");

          (b) there are no pending or, to the Knowledge of Seller, threatened claims against NextNet or any of its Subsidiaries with respect to such Export Approvals;

          (c) no Export Approvals for the transfer of export licenses to Purchaser are required, or such Export Approvals can be obtained in a reasonably timely manner without material cost;

          (d) except as set forth in Schedule 3.27(d), none of NextNet, its Subsidiaries or any of their respective Affiliates is a party to any contract or bid with, or has conducted business with (directly or, to the Knowledge of Seller, indirectly), a Third Party located in, or otherwise has any operations in, or sales to, Cuba, Iran, Syria or Sudan;

          (e) since the Seller Acquisition Date, and to Seller's Knowledge with respect to the period prior to the Seller Acquisition Date, neither NextNet nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that NextNet or any of its Subsidiaries was not in compliance in a material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

          (f) since the Seller Acquisition Date, and to Seller's Knowledge with respect to the period prior to the Seller Acquisition Date, none of NextNet, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations.

     3.28 FOREIGN CORRUPT PRACTICES ACT. Since the Seller Acquisition Date, and to Seller's Knowledge with respect to the period prior to the Seller Acquisition Date, neither NextNet nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to NextNet or any of its Subsidiaries in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the "FCPA"), or, to the Knowledge of Seller, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. NextNet has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

     3.29 BROKERS AND CHANGE OF CONTROL PAYMENTS. Except as set forth in
Schedule 3.29, no broker, investment banker, financial advisor or other Person is entitled, based on arrangements made by or on behalf of NextNet, to (a) any broker's, finder's, financial advisor's or other similar fee or commission or
(b) any change of control, severance or similar payment, in each case in connection with the transactions contemplated by this Agreement.

     3.30 INVESTMENT COMPANY ACT. NextNet (i) is not an "investment company", or a company "controlled" by, or an "affiliated company" with respect to, an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT"), or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, NextNet is not required to be registered under the Investment Company Act.

     3.31 FINANCIAL CONTROLS. NextNet maintains accurate books and records reflecting its assets and liabilities and is developing and testing proper and adequate internal accounting controls to provide assurance that (a) transactions are executed with management's authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for NextNet's consolidated assets; (c) access to NextNet's assets is permitted only in accordance with management's authorization; (d) the reporting of NextNet's assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Seller, without any independent review of NextNet (other than by Seller's independent outside auditors), has detected no material weaknesses specifically at NextNet and therefor has issued no management comment letters on NextNet's internal controls.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrant to Seller that the statements made in this Article IX are true, correct and complete as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date):

     4.1 AUTHORITY. Purchaser has full right, power and authority, without the Consent of any other Person, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party and all transactions contemplated hereby and thereby have been duly and properly taken.

     4.2 VALIDITY. This Agreement and the Ancillary Agreements to which it is a party have been (or, in the case of such agreements to be executed after the date hereof and at or prior to Closing, will be), and the documents to be delivered at Closing will be, duly executed and delivered and assuming the due execution and delivery of the other Parties hereto and thereto, do constitute or will constitute, as the case may be, valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the Certificate of Incorporation or Bylaws of Purchaser, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound, (c) any order, writ, injunction, decree or judgment of any Governmental Authority applicable to Purchaser, or (d) any Law applicable to Purchaser. No Consent of any Person is required for the execution and delivery by Purchaser of this Agreement, the Ancillary Agreements, the documents to be delivered at Closing or the consummation by Purchaser of the transactions contemplated hereby and thereby.

     4.3 DUE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

     4.4 BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                    ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 CONDUCT OF BUSINESS. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1 and subject to this Section 5.1, NextNet shall, and Seller shall cause NextNet to, in all material respects, carry on Business in the ordinary course and in compliance with applicable Laws and use its commercially reasonable efforts to keep available the service of the current officers, key employees and consultants of NextNet and to preserve the current relationships of NextNet with those customers, licensees, suppliers, licensors and other Persons with which NextNet has significant business relations as is necessary in order to preserve substantially intact its business organization. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement and the Ancillary Agreements, during such period, neither NextNet nor any of its Subsidiaries shall, without the prior written consent of Purchaser:

          (a) split, combine, subdivide or reclassify any shares of NextNet Common Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of NextNet Common Stock or otherwise make any payments to Seller in its capacity as stockholder of NextNet; provided, however, nothing herein shall prohibit NextNet from distributing to Seller immediately prior to the Closing the cash of NextNet;

          (b) issue, sell or dispose of, or agree to issue, sell or dispose of
(i) any additional shares of capital stock of any class (including shares of NextNet Common Stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of NextNet Common Stock outstanding on the date hereof;

          (c) adopt any amendments to its Certificate of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of NextNet and its Subsidiaries;

          (d) acquire, or agree to acquire, in a single transaction or series of related transactions, any business or assets having a value in excess of $50,000 individually or $100,000 in the aggregate, other than transactions that are in the ordinary course of business;

          (e) enter into any exclusive or sole licensing arrangement regarding any Intellectual Property Rights of NextNet and its Subsidiaries or enter into any non-exclusive licenses other than those non-exclusive use licenses for NextNet's products and related Intellectual Property Rights of NextNet that are entered into the ordinary course of business consistent with past practice;

          (f) sell, pledge, dispose of, transfer, lease, license, guarantee, subject to Encumbrance or otherwise dispose of or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or Encumbrance of any of its assets, outside of the ordinary course of business;

          (g) enter into any joint venture agreement, partnership agreement or similar agreement;

          (h) except as may be required as a result of a change in Law or GAAP, make any material change in its method of accounting;

          (i) make or change any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax return, enter into a closing agreement with any taxing authority, surrender any right to claim a refund for

Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action), if such election, change, amendment, agreement, settlement, surrender, consent or action or omission could have the effect of increasing the Tax liability of Purchaser or any Acquired Company after the Closing Date;

          (j)(i) incur any Indebtedness, other than in the ordinary course of business consistent with past practice, or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of NextNet, or guarantee any debt securities of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than the advancement of expenses to employees and advancement of credit to customers in the ordinary course of business consistent with past practice; provided, however, that no advancement shall exceed $2,500 in the aggregate at any particular time with respect to any employee;

          (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NextNet, or redeem, purchase or otherwise acquire, directly or indirectly, any of its outstanding shares of NextNet Common Stock;

          (l) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of (A) any liabilities or obligations in the ordinary course of business in accordance with their terms, or (B) any claims and obligations on, or liabilities reflected in or reserved against on the Most Recent Balance Sheet, (ii) waive any benefits of, or agree to modify in any respect, any noncompetition or similar agreements to which NextNet is a party or (iii) waive any attorney client privilege;

          (m) modify or amend in any material respect or terminate any Material Contract to which NextNet or any of its Subsidiaries is a party, or waive, release or assign any material rights or material claims thereunder;

          (n) enter into any contract or arrangement that, if it were effective on the date of this Agreement, would constitute a Material Contract, except in the ordinary course of business;

          (o) except as required to comply with applicable Law, (i) adopt, enter into, terminate or amend any NextNet Plans, (ii) increase in any manner the compensation or fringe benefits of any director, officer, employee of Seller, NextNet or any of their Affiliates who are engaged in the Business or consultant to NextNet (except for normal increases to non-officers and non-directors in the ordinary course of business and pursuant to the terms of agreements, policies or programs in effect as of the date hereof), (iii) pay any benefit to any present or former employees of Seller, NextNet or any of their Affiliates who are engaged in the Business not provided for under any NextNet Plan in existence on the date hereof, (iv) grant any equity-based awards under any NextNet Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the voluntary removal of existing restrictions in any NextNet Plans or agreement or awards made thereunder),

(v) other than in the ordinary course of business, take any action to fund or in any other way secure the payment of compensation or benefits under any NextNet Plan or other employee plan, agreement, contract or arrangement, (vi) alter or take any action to alter the composition of NextNet's Board of Directors or change the title of, hire, terminate the employment of, modify the job description or duties of, or waive any material right under any employment or consulting agreement with, any member of senior management, consultant or employee whose annual compensation rate exceeds $100,000, other than in the ordinary course of business and consistent with past practice), (viii) award or accrue any bonus for any director, officer, employee of Seller, NextNet or any of their Affiliates who are engaged in the Business or consultant to NextNet or one of its Subsidiaries, other than annual bonuses in the ordinary course of business consistent with past practices and existing policies and programs or
(ix) alter or take any action to alter or waive any material right under any employment or consulting agreement or NextNet Plan;

          (p) consent to or take any action to allow any insurance policy naming NextNet or one of its Subsidiaries as beneficiary or loss payee to be cancelled or terminated, other than in the ordinary course, or cause or permit the decrease in any current policy coverage limits;

          (q) settle or compromise any pending or threatened litigation involving NextNet or any NextNet Plan in an amount greater than $50,000;

          (r) enter into any contract, agreement, arrangement or understanding that materially limits or otherwise materially restricts NextNet or one of its Subsidiaries from engaging in or competing in any line of business or in any geographic area;

          (s) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which NextNet or one of its Subsidiaries is a party;

          (t) take any action to exempt or make not subject to any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of any Person (other than Purchaser or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

          (u) enter into any contract, agreement, commitment or arrangement to do any of the foregoing actions described in subsections (a) through (t).

     5.2 EXCLUSIVITY. (a) From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement pursuant to Section 10.1 (i) Seller and NextNet shall, and shall cause their respective Representatives to,
(1) immediately cease and terminate any existing solicitation, discussion or negotiation with any Third Party with respect to any Acquisition Proposal and
(2) use its commercially reasonable efforts to recover or cause to be destroyed all nonpublic information concerning NextNet and its Subsidiaries in the possession of such Persons and their Representatives and advisors, and (ii) Seller and NextNet shall not, nor shall they authorize or permit their respective Representatives to, directly or indirectly, (1) solicit, encourage, accept, entertain, facilitate, permit or initiate the submission of any Acquisition

Proposal, (2) enter into any agreement requiring Seller to abandon or terminate its participation in this Agreement, (3) participate in any discussions or negotiations regarding, or furnish any nonpublic information relating to NextNet to any Third Party with respect to, or take any other action to facilitate the making of any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (4) grant any waiver or release under any standstill or similar agreement with respect to any class of NextNet's equity securities, or (5) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal.

          (b) Seller represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and Seller will indemnify the Purchaser Indemnified Parties pursuant to Article XI from and against any Losses arising from or caused by claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the transactions contemplated in this Agreement.

          (c) From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement pursuant to Section 10.1, Seller and NextNet will promptly notify Purchaser of any inquiry received by it relating to an Acquisition Proposal and the material terms of any proposal or inquiry, including the identity of the Person and its Affiliates making the same, and Seller will keep Purchaser fully informed on a prompt basis with respect to any developments with respect to such proposal or inquiry.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 NOTICE OF DEVELOPMENTS. Prior to the Closing Date, Seller will give prompt written notice to Purchaser of (a) any breach of any of Seller's representations and warranties in Article III and (b) any failure of Seller or NextNet to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No disclosure by Seller pursuant to the preceding sentence, however, shall be deemed to amend or supplement the schedules to this Agreement, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant or to limit or otherwise affect the remedies available hereunder to Purchaser.

     6.2 ACCESS TO INFORMATION. Upon reasonable notice and subject to the terms of the Non-Disclosure Agreement dated December 29, 2005 by and between Seller and Purchaser (the "NDA"), Seller and NextNet shall afford to Purchaser and its Representatives all reasonable access, during normal business hours during the period prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, to all of the properties, books, contracts, commitments and records of NextNet or any of its Subsidiaries as Purchaser may reasonably request. During such period, Seller and NextNet shall make available to Purchaser all other information concerning the Business and its properties and personnel as Purchaser or its Representatives may reasonably request. Without limiting the generality of the foregoing, Seller and NextNet shall use commercially reasonable efforts to cooperate with Deloitte & Touche ("D&T") prior to the Closing Date as reasonably requested to allow D&T to audit the pricing terms with respect to Expedience, infrastructure, subscriber and all related and ancillary products set forth in the Commercial Agreements.

     6.3 FURTHER ACTION. Each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may reasonably be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby, and to vest in Purchaser good and valid title to the Shares.

     6.4 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Section 1 of that certain Side Agreement between Seller and Purchaser dated as of even date herewith shall be incorporated herein by reference and this Agreement shall be deemed "Confidential Information" pursuant thereto.

     6.5 APPROPRIATE ACTION; CONSENTS; FILINGS.

          (a) Each of the Parties to this Agreement shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and to satisfy each condition to the obligations of the other Party hereto as promptly as practicable, including approving and executing any resolutions, documents and instruments reasonably requested by the other party to effectuate the transaction contemplated hereby, (ii) obtain from any Governmental Authorities any Consents or Licenses and Permits required to be obtained or made by Purchaser or Seller, or to avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including the HSR Act and any foreign antitrust Laws; provided, however, that Purchaser and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, further, that nothing in this Section 6.5(a) shall require Purchaser or any of its Affiliates to (1) agree to sell, divest, license, dispose of or hold separate any assets or businesses (including the Business), or otherwise take or commit to take any action that could limit its freedom with respect to, or its ability to retain, one or more of its businesses, product lines or assets (including the Business),
(2) agree to the requirement of expenditure of money by Purchaser or NextNet to a Third Party in exchange for any Consent, or (3) except with respect to any inquiries or requests for additional information from the United States Federal Trade Commission and/or the United States Department of Justice or similar requests from any other Governmental Authority with respect to any foreign antitrust Laws, litigate, pursue or defend against any Action (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of the HSR Act or any applicable foreign antitrust Law. Seller and Purchaser shall promptly furnish to each other all information required for any application or other filing to be made by the other pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Except as specifically required by this Agreement, the Parties shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (b) Seller and Purchaser shall give any notices to Third Parties and use all commercially reasonable efforts to obtain any Consents from the Third Parties set forth in Schedule 6.5(b); provided, however, no party shall be required to agree to the requirement of expenditure of money to a Third Party in exchange for any Consent.

          (c) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.1, Seller shall promptly notify Purchaser in writing, or Purchaser shall notify Seller in writing, as the case may be, of any pending or threatened action or suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person of which it becomes aware (i) challenging or seeking material damages in connection with the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit the right of Purchaser to own or operate all or any portion of the intangible assets of NextNet or all or a material portion of the Business or tangible assets of NextNet and its Subsidiaries, which in either case would reasonably be expected to have a Material Adverse Effect.

    6.6 NON-COMPETITION; NO-SOLICITATION.

          (a) Subject to the terms of the Commercial Agreements, from and after the Closing Date until the earlier of three (3) years and the termination of the Commercial Agreements, Seller will not, and Seller will cause its Subsidiaries not to, directly or indirectly, engage in, conduct, manage or operate any business that engages in the sale of modems, base stations and other equipment that enable deployment of non-line-of-sight, wireless broadband connectivity (such activities collectively, the "RESTRICTED BUSINESS"), or acquire or own any capital stock or other equity interest of any Person that engages in the Restricted Business, in each case anywhere in the world; provided, however, that nothing in this Section 6.6 shall be deemed to prohibit the acquisition or holding of not more than five percent (5%) of the outstanding equity securities of a publicly traded entity involved in such business; provided further, that nothing in this Section 6.6(a) shall be deemed to prohibit the sale of modems or base stations by Seller or any of its Subsidiaries to Seller's subscribers, wholesalers and direct sales representatives in the ordinary course of business as part of providing Seller's wireless broadband services. The foregoing shall not prohibit Seller or its Subsidiaries from acquiring any business, the revenues of which are comprised of less than 25% of Restricted Business, so long as within six (6) months after the consummation of such acquisition, Seller or such Subsidiary has completely disposed of (or permanently ceased operating) the acquired business or portion thereof engaged in the Restricted Business.

          (b) For a period of eighteen (18) months after the Closing Date, Seller will not, and will not permit any of its Subsidiaries to, solicit or induce any individual who is an employee of any Acquired Company to terminate his or her employment with any Acquired Company; provided in each case that (i) this Section 6.6(b) shall not apply to any employee if such employee's employment has been terminated for a period of at least three (3) months and
(ii) non-directed newspaper or internet help wanted advertisements shall not be considered solicitations under this Section 6.6(b); provided, further, it is understood by the Parties that, immediately prior to the Closing, Seller will hire the Chief Executive Officer of NextNet as of the date of this Agreement, provided that the Chief Executive Officer shall have executed a non-competition, non-solicitation and confidentiality agreement with Purchaser in a form and substance reasonably satisfactory to Purchaser (it being understood that employment by Seller or any of its Affiliates shall not be prohibited by the contemplated non-compete).

          (c) It is expressly understood and agreed that, although Seller and Purchaser consider the restrictions set forth in this Section 6.6 to be reasonable, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction set forth in this Section 6.6 is an unreasonable or otherwise unenforceable restriction, the Parties hereby authorize such court to revise and amend the provisions of this
Section 6.6 so as to produce legally enforceable restrictions, and, if the court refuses to do so, the Parties hereto agree that the provisions of this Section 6.6, shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

          (d) The Parties acknowledge and agree that the remedy at law for a breach or threatened breach of any of the provisions of this Section 6.6 would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach of any of the provisions of this Section 6.6, it is agreed that, in addition to its remedies at law, equitable relief in the form of specific performance, temporary restraining order, temporary, preliminary, or permanent injunction, and any other equitable remedy which may then be available will be appropriate remedies to enforce this Section 6.6. Each Party agrees not to oppose the other Party's request for any of the above relief on the grounds that such Party has not been irreparably injured or that such Party has an adequate remedy at law. Nothing set forth in this Section 6.6 shall be construed as prohibiting a Party from pursuing any other rights and remedies available to it for such breach or threatened breach under this Agreement.

     6.7 TRANSITION.

          (a) Seller acknowledges that its intent is to deliver the Business to Purchaser as a stand-alone operation that will be able to conduct its business immediately following the Closing as the Business is conducted on the date hereof. Seller hereby agrees to cooperate with Purchaser in good faith and to use commercially reasonable efforts as reasonably necessary and as requested by Purchaser in order to transition the Business and ownership of NextNet to Purchaser in a manner that minimizes any disruption to the operation of the Business following the Closing.

          (b) Without limiting the generality of subsection (a) above, Seller hereby agrees, as requested by Purchaser for a period not to exceed five (5) months following the Closing, to make available to Purchaser and NextNet the services of the Chief Executive Officer of NextNet as of the date of this Agreement; provided, however, that Purchaser shall reimburse Seller for the pro rata portion of such individual's salary and reasonable business expenses in connection with such services provided.

          (c) Seller shall use commercially reasonable efforts to effect the assignment, prior to the Closing, of that certain Master Hardware Purchase and Support Agreement dated November 1, 2005 among 3082241 Nova Scotia Company, Eagle River Canada, Inc. and

NextNet (the "INUKSHUK AGREEMENT") from Eagle River Canada, Inc. to Purchaser, and to obtain all necessary third party consents in connection therewith.

                                   ARTICLE VII

                            ACQUIRED EMPLOYEE MATTERS

     7.1 ACQUIRED EMPLOYEES. Subject to the provisions of Sections 7.3 and 7.4 below, all Acquired Employees shall remain or become at-will employees (subject to any existing employment agreements or agreements to be entered into as a condition to Closing or post-Closing that alter the nature of the at-will employment) of NextNet or one of its Affiliates immediately following the Closing with no break in service.

     7.2 COMPENSATION. Subject to Section 7.1, for at least the one-year period beginning on the Closing Date (but only while employed by NextNet, Purchaser or another Affiliate of Purchaser), each Acquired Employee will receive a total monetary compensation package (including base wages, salary, commission, incentive compensation and bonus) that shall not be less than that received by similarly situated employees of Purchaser serving in comparable positions; provided, however, that each Acquired Employee who is employed in the United States will be provided (i) during the same one-year period, a base salary or base wage, as applicable, that shall not be less than that provided to such Acquired Employee by NextNet, Seller or another Affiliate of Seller, as applicable, immediately prior to the Closing, and (ii) for calendar year 2006, the opportunity to receive commission at a rate, and incentive and bonus compensation at a target level, that shall not be less than that provided to such Acquired Employee by NextNet, Seller or another Affiliate of Seller, as applicable, immediately prior to the Closing.

     7.3 SEVERANCE. The Acquired Employees will participate in the Motorola, Inc. Involuntary Severance Plan (the "PURCHASER SEVERANCE PLAN") as in effect from time to time on the same basis as similarly situated employees of Purchaser serving in comparable positions, and will be eligible to receive severance benefits to the extent provided in the Purchaser Severance Plan for applicable terminations of employment, with such severance benefits determined under the Purchaser Severance Plan, in accordance with Section 7.5 below.

     7.4 PAID TIME OFF. On and after the Closing Date, each Acquired Employees who is employed in the United States will continue to accrue paid time off at a rate that shall not be less than the rate at which such Acquired Employee accrued paid time off under the paid time off policy of NextNet in effect as of the Closing that covered such Acquired Employee (the "NEXTNET PTO POLICY") whether such accrual is in accordance with the NextNet PTO Policy or Purchaser's own paid time off policy applicable to similarly situated employees of Purchaser serving in comparable positions (the "PURCHASER PTO POLICY"). In addition, each Acquired Employee will be allowed to use and be paid for paid time off that is accrued and available under the NextNet PTO Policy, but unused as of the Closing Date, in accordance with the NextNet PTO Policy until the date that Purchaser determines that such accrued and unused paid time off shall be either used or paid only in accordance with the Purchaser PTO Policy, which date may be as of the Closing Date or at any time thereafter.

     7.5 SERVICE CREDIT. Purchaser shall, and shall cause its Affiliates to, provide each Acquired Employee with full credit for eligibility and vesting purposes under the Purchaser Plans (excluding the Motorola, Inc. Pension Plan, the Motorola Post-Employment Health Benefits Plan, and any other defined benefit pension plan or retiree health plan maintained by Purchaser or any of its Affiliates, and provided that no Acquired Employees shall be eligible to participate in the Motorola, Inc. Pension Plan or the Motorola Post-Employment Health Benefits Plan), for pre-Closing (i) service with NextNet or one of its Affiliates, and (ii) service credited under the comparable NextNet Plans as of the Closing for employment other than with NextNet or one of its Subsidiaries. In addition, Purchaser shall, and shall cause its Affiliates to, provide each Acquired Employee with credit for such service for purposes of benefit accrual solely with respect to any Purchaser paid time off and severance plans and policies, including the Purchaser Severance Plan. Notwithstanding anything in this Agreement to the contrary, any benefits payable to any Acquired Employee under any Purchaser Plans shall be offset by any similar benefits payable under comparable NextNet Plans to the extent such benefits under the Purchaser Plans are attributable to service with NextNet or one of its Subsidiaries prior to the Closing.

     7.6 401(K) PLAN. The Acquired Employees who participate in the Clearwire Corporation 401(k) Plan and Trust (the "SELLER 401(K) PLAN") will incur a severance from employment under the Seller 401(k) Plan on the Closing Date and will be entitled to receive a distribution of their benefits under the Seller 401(k) Plan. After the Closing Date, and in accordance with current administrative procedures of the Seller 401(k) Plan, Seller shall cause to be distributed to each such Acquired Employee such notices and forms that are provided to a participant who incurs a severance from employment so that such Acquired Employee may elect to receive a distribution of his or her benefits under the Seller 401(k) Plan. Such Acquired Employee may elect to make a rollover contribution to the Motorola 401(k) Plan (the "PURCHASER 401(K) PLAN"), and Purchaser shall cause, in accordance with current administrative procedures of the Purchaser 401(k) Plan, such rollover contribution to be accepted by the Purchaser 401(k) Plan. With respect to any Acquired Employee who has an outstanding loan under the Seller 401(k) Plan as of the Closing Date, Seller shall take all actions necessary to provide that such loan shall not be in default as a result of the transactions contemplated by this Agreement and that such Acquired Employee shall be able to continue repayment of such loan under current terms.

     7.7 OTHER EMPLOYEE BENEFIT PLANS. Seller and Purchaser acknowledge that (i) the Acquired Employees shall no longer be eligible to participate in the Seller Plans as of the Closing Date, and (ii) NextNet shall continue to maintain the NextNet Plans for the benefit of eligible Acquired Employees until such date that Purchaser determines that such NextNet Plans shall be terminated, which termination may be effective as of the Closing Date or at any time thereafter (the "PLAN TERMINATION DATE"). As of the Closing Date or the applicable Plan Termination Date, Purchaser shall cooperate to cause those Acquired Employees to become eligible to participate in the corresponding Purchaser Plan under the same terms applicable to similarly situated employees of Purchaser serving in comparable positions, if one exists. With respect to a Purchaser Plan that is a medical or dental plan, Purchaser shall waive any waiting period, pre-existing condition, evidence of insurability, continuing-course-of-treatment, and actively-at-work requirements for each Acquired Employee to the same extent that such period, conditions and/or requirements were not applicable to or had been satisfied by the Acquired Employee immediately before the Closing under any Plan that is a medical or dental plan.

     7.8 EMPLOYEE COMMUNICATIONS. The parties shall cooperate with respect to any employee communications regarding any matters provided for herein, provided that Purchaser shall retain the sole and absolute discretion to approve of, in advance, any written employee communications relating to any compensation or benefits to be provided by it or by NextNet or any other Purchaser Affiliate under this Agreement. The parties further agree to coordinate in advance any formal meetings or presentations between Acquired Employees and Purchaser representatives and any Purchaser written employee communications.

                                  ARTICLE VIII

                                   TAX MATTERS

    8.1 ALLOCATION OF LIABILITY FOR TAXES.

          (a) Seller's Responsibility for Taxes. Seller shall be liable for and indemnify the Purchaser Indemnified Parties against all Losses for Taxes imposed on, allocated to, or incurred by any of the Acquired Companies for any Pre-Closing Period, including, but not limited to, Taxes of any other Person that any Acquired Company is liable for as a result of joint and several liability, transferee liability, successor liability or a contractual obligation and any Taxes imposed by virtue of (i) the inclusion of any of the Acquired Companies in any consolidated return (including any liability imposed pursuant to Regulations section 1.1502-6(a)), (ii) any deferred income triggered into income under Regulations sections 1.1502-13 and 1.1502-14, (iii) any excess loss accounts taken into income under Regulations section 1.1502-19, (iv) any breach by Seller of the representations and warranties contained in Section 3.17, and
(v) any breach by Seller of its obligations under this Agreement with respect to Taxes.

          (b) Proration of Taxes.

               (i) Seller and Purchaser shall, to the extent permitted by applicable Law and except as otherwise provided herein, elect with the relevant Governmental Authority to close the taxable period of each of the Acquired Companies at the end of the day on the Closing Date.

               (ii) In the case of any Tax for any Straddle Period imposed upon or measured by income or receipts (including sales, use, transfer or assignment of property, wages or any other similar Taxes), Taxes shall be apportioned between Pre-Closing Periods and Post-Closing Periods in accordance with the principles of Regulations section 1.1502-76(b) as reasonably interpreted and applied by the Parties. No election shall be made under Regulations section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items) or any comparable provision of foreign Law, and, for the avoidance of doubt, no allocation of Taxes shall be made that is consistent with the principles of such election.

               (iii) In the case of any Tax for any Straddle Period which is not imposed upon or measured by income or receipts, the amount of such Tax which is allocable to a Pre-Closing Period shall be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period. The amount of Tax which is allocable to a Post-Closing Period shall be the amount of such Tax for the entire taxable period less the amount of Tax which is allocable to a Pre-Closing Period.

               (iv) Seller and Purchaser shall prepare all Tax Returns consistent with the proration of Taxes set forth in this Section 8.1(b).

     8.2 TAX RETURN FILING AND PAYMENT OF TAXES.

          (a) Purchaser's Responsibility. Except as set forth in Section 8.2(b), Purchaser shall prepare and file all Tax Returns relating to any of the Acquired Companies for Tax periods ending after the Closing Date. Purchaser shall make all payments required with respect to any such Tax Return.

          (b) Seller's Responsibility. Seller shall prepare and file all Tax Returns relating to any of the Acquired Companies for Tax periods ending on or prior to the Closing Date, and any Affiliated Group Tax Return for any Straddle Period. Seller will include the income of the Acquired Companies that were members of the Affiliated Group (including any deferred income triggered into income by Regulations section 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Regulations section 1.1502-19) on Seller's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. Seller will allow Purchaser an opportunity to review and make reasonable comments upon such Tax Returns (including any amended returns) to the extent that they relate to the Acquired Companies. Seller will file all such Tax Returns consistent with past practice; provided, however, that if the treatment of any item on any such Tax Return or report has not been provided by prior practice, Seller shall not, without the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), report such item in a manner that would adversely affect the Acquired Companies after the Closing Date.

          (c) Reimbursement. In the event that Seller or Purchaser is liable for any Taxes paid by the other Party with respect to any Tax Return, reimbursement shall be made promptly, but no later than the later of (i) thirty (30) days following written notice to the Person liable for the Tax from the Person that shall pay the Tax, or (ii) the date such Tax is required to be paid.

          (d) Seller shall provide Purchaser with any information that Purchaser reasonably requests to allow Purchaser to comply with Code section 6043A or any other information reporting requirements under the Code or other applicable law.

     8.3 TAX CONTESTS; AUDIT RESPONSIBILITIES.

          (a) General Rule. Except as otherwise provided in this Section 8.3, the Party responsible for the Taxes under Section 8.1 shall control and bear the cost of the conduct of any Tax Contest, including determining actions taken to pay, compromise or settle such Taxes.

          (b) Seller's Tax Returns. In no event will Seller settle any such Tax Contest in a manner which would be reasonably expected to adversely affect Purchaser (or its Affiliates) or any of the Acquired Companies after the Closing Date without Purchaser's prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

          (c) Straddle Periods. In the case of any Straddle Period, the Party responsible for preparing and filing the affected Tax Return under Section 8.2 shall control the conduct of such Tax Contest, and the other Party shall have the right to participate in such Tax Contest to the extent the proceedings relate to any matter which may give rise to an indemnification payment by such other Party under this Article VIII, or (with respect to the participation right of Purchaser) to the extent the proceedings may adversely affect any of the Acquired Companies in the Post-Closing Period. The Party receiving the notice of such Tax Contest will provide the other Party with notice in writing of such Tax Contest involving the Acquired Companies within thirty (30) days of receiving such notice from the Governmental Authority. If the non-notifying Party does not respond within thirty (30) days of any such notice, they will be deemed to not participate in such Tax Contest. Neither Party may settle any such Tax Contest in a manner that would be reasonably expected to materially adversely affect the other without prior written consent (which shall not be unreasonably withheld). Seller shall indemnify Purchaser for any Losses that result to any of the Acquired Companies from the settlement by Seller of any Tax Contest for which Purchaser's written consent was not sought. Purchaser shall indemnify Seller for any Losses that result to Seller from the settlement by Purchaser of any Tax Contest for which Seller's written consent was not sought. In any Tax Contest where the non-notifying Party elects to participate, each Party shall bear its own costs for participating in such Tax Contest, and both Parties agree to cooperate in good faith.

     8.4 CODE SECTION 338 ELECTION. Seller and Purchaser shall join in making an election under Code section 338(h)(10) (and any corresponding elections under state, local, or foreign tax Law, including any available election to avoid treatment consistent with an election under Code section 338(h)(10)) (collectively, a "SECTION 338(H)(10) ELECTION") with respect to the purchase and sale of the stock of any Acquired Companies for which the election can be made. Seller agrees to cooperate with Purchaser to take all actions necessary or appropriate to effect and preserve a timely Section 338(h)(10) Election with respect to Purchaser's acquisition of the stock, including, but not limited to, participating in the timely filing of IRS Form 8023 and 8883 and related or comparable forms for state, local, or foreign law purposes. Purchaser shall prepare all forms it reasonably believes are necessary or appropriate (including preparing the IRS Form 8883) to make the Section 338(h)(10) Election and shall provide them to Seller. Purchaser will allow Seller an opportunity to review and make reasonable comments upon such forms. Seller shall, following agreement by Purchaser and Seller regarding the content of such forms, promptly execute all of the forms Purchaser provides and return the appropriate executed copies to Purchaser for timely filing by Purchaser with the appropriate taxing authorities.

     8.5 COOPERATION.

          (a) Each of Seller and Purchaser shall:

               (i) provide assistance to each other Party as reasonably requested in preparing and filing Tax Returns and responding to Tax audits or Tax authority disputes;

               (ii) make available to each other Party as reasonably requested all relevant information, records, and documents relating to Taxes for any of the Acquired Companies; and

               (iii) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other Party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes.

          (b) Seller shall contact Purchaser prior the disposition of any books and records as described in Section 8.5(a) and allow Purchaser to obtain such books and records within thirty (30) days of such notice.

     8.6 OPTION EXERCISES AFTER CLOSING. With respect to any Seller Plan that permits an Acquired Employee to exercise options to acquire stock of Seller after Closing:

          (a) Seller will itself or will cause others to timely deliver all shares of Seller stock acquired pursuant to such exercises directly to the Acquired Employee.

          (b) Seller and Purchaser acknowledge and agree that (i) Seller shall claim all federal and state income Tax deductions associated with the exercise by the Acquired Employees of options to acquire stock of Seller after Closing, and (ii) Purchaser shall not claim any such deduction on its federal or state income Tax Returns; provided that nothing set forth herein shall be construed as a representation or warranty by Purchaser or NextNet as to any particular Tax treatment resulting from the exercise of such options. Notwithstanding anything to the contrary in the preceding sentence, if Seller notifies Purchaser that the Internal Revenue Service or a state taxing authority has successfully challenged Seller's entitlement to deduct amounts included in the Acquired Employees' income as a result of the exercise of options to acquire stock of Seller after Closing, Purchaser will, to the extent permitted by applicable Law, promptly take all steps requested by Seller and reasonably necessary to claim or cause to be claimed such deduction on its (or its Affiliates') federal or state income Tax Returns, as applicable, including through the filing of amended Tax Returns or refund claims. Seller will promptly reimburse Purchaser for any fees, costs and expenses reasonably incurred by Purchaser in complying with the preceding sentence. Purchaser will promptly pay to Seller any net Tax refund (or amount equal to any net reduction in Tax liability) resulting from the claiming of such deductions, when such refund or reduction is realized by Purchaser or its Affiliates. If Purchaser or any of its Affiliates claims any deduction in accordance with this Section 8.6(b) and such deduction is subsequently reduced or disallowed, Seller shall repay to Purchaser the amount previously paid to Purchaser (to the extent of such reduction or disallowance) plus any interest, penalties and additions to tax imposed on Purchaser or any of its Affiliates as a result of such reduction or disallowance.

          (c) Seller shall pay and be responsible (i) for withholding the applicable amounts of employee Taxes with respect to income recognized by the Acquired Employees upon the exercise of options to acquire Seller stock after Closing (the "EMPLOYEE WITHHOLDING TAXES") and for remitting such Employee Withholding Taxes and the applicable amounts of employer Taxes to the applicable Governmental Authority, and (ii) to report to the applicable taxing authorities the income recognized by the Acquired Employees upon exercise of options to acquire Seller stock after Closing as compensation paid by Seller or its Affiliates to the holders of such options. Notwithstanding any other provision in this Agreement, Seller shall indemnify and hold harmless Purchaser and its Affiliates in respect of any Employee Withholding Taxes or employer Taxes resulting from the exercise of such options.

          (d) Prior to Closing, Seller may modify certain stock options held by Acquired Employees to obtain Seller's stock, which modifications will (depending on the particular optionee) accelerate vesting and/or extend the period after Closing during which the options remain exercisable, provided that the modifications will not cause the options to become subject to Code section 409A, based on a reasonable good faith interpretation of regulatory guidance currently available for Code section 409A. Other than the modifications described in the preceding sentence, neither Seller nor, prior to Closing, NextNet shall cause or permit any amendment, extension or other modification to be made to the terms of any option that may be exercised by an Acquired Employee to acquire stock of Seller after Closing, or to the terms of any Seller Plan affecting such an option, that could cause the option to become subject to Code section 409A.

     8.7 TAXES NOT SUBJECT TO LIMITATIONS. The provisions of this Article VIII shall not be governed by the limitations contained in Section 11.3 and to the extent of any inconsistency between this Article VIII and Article XI, the provisions of this Article VIII shall control.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

     9.1 CONDITIONS TO OBLIGATIONS OF SELLER AND PURCHASER. The respective obligations of each of Seller and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) No Injunction or Restraint. There shall not be in effect any temporary or permanent restraining order, decree, ruling or injunction or other order of a court or other Governmental Authority of competent jurisdiction directing that the transactions contemplated herein not be consummated, or making such consummation unlawful, or otherwise materially limiting or restricting ownership of NextNet or operation of the Business; provided, however, that each of the Parties shall have used their reasonable commercial efforts to prevent the entry of any such temporary or permanent restraining order, injunction or other order.

          (b) Regulatory Approvals. The waiting period applicable to the consummation of the transactions contemplated by this Agreement and the Subscription Agreement under the HSR Act shall have expired or been terminated, any filings required to be made under any other applicable Antitrust Laws shall have been made, and any approvals required to be obtained under any other applicable Antitrust Laws shall have been obtained.

          (c) No Action. No action, suit, proceeding or investigation before any Governmental Authority shall be pending or threatened that (i) seeks to prohibit, restrain or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement or (ii) could impair the ability of Purchaser to own or control NextNet, or operate the Business, following the Closing Date.

          (d) Consents. All Consents by Third Parties set forth on Schedule 6.5(b), shall have been obtained.

          (e) Equity Subscription. The conditions to the consummation of the transactions contemplated by that certain Subscription Agreement, dated as of the date hereof (the "SUBSCRIPTION AGREEMENT"), by and between Seller and Purchaser, other than the condition set forth in Section 5(m) of such Subscription Agreement, shall have been satisfied or waived.

     9.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser, at or prior to the Closing, of the following conditions:

          (a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of Seller contained in Article III shall be true, correct and complete as if made on and as of the Closing Date, other than changes specifically contemplated by this Agreement and representations and warranties that are expressly made only as of a specific date (in which case such representations and warranties shall be true, correct and complete as of such date). For purposes of determining whether the condition in this Section 9.2(a) is satisfied (and not for purposes of Article XI), all such representations and warranties (x) shall be read without regard to any materiality or Material Adverse Effect qualifiers contained therein and (y) after taking clause (x) into account, shall be deemed to be true, correct and complete unless breaches or inaccuracies thereof, individually or in the aggregate, result or would reasonably be expected to result in a Material Adverse Effect. Seller and NextNet shall have performed all of the obligations and complied with all of the covenants, agreements and conditions set forth in this Agreement or any Ancillary Agreement and required to be performed or complied with by them on or prior to the Closing. At Closing, Seller shall provide to Purchaser a certificate of an officer of Seller as to the foregoing in form and substance reasonably acceptable to Purchaser, and Purchaser shall be able to rely on such certificate for purposes of Article XI.

          (b) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect, or any fact, event, change, development or effect that is continuing that individually or when taken together in combination with any other facts, events, changes, developments or effects that are continuing, would reasonably be expected to have a Material Adverse Effect.

          (c) Employees.

               (i) The employees listed on Schedule 9.2(c)(i) hereof (i) shall have signed employment agreements, as applicable, with Purchaser in a form satisfactory to Purchaser in its sole discretion (but in compliance with Article VII hereof) (the "KEY EMPLOYEES") on or prior to the Closing Date and such agreements shall be in full force and effect as of the Closing Date and (ii) shall still be on the job and performing their usual and customary duties for NextNet or one of its Subsidiaries immediately before the Closing, subject to any leaves of absences required by Law to be recognized by NextNet or any other leave of absence consented to by Purchaser in its reasonable and good faith discretion.

               (ii) At least eighty percent (80%) of the employees of NextNet, including Key Employees, who are engineers and who have been extended offers of employment by Purchaser (x) shall have signed offer letters accepting employment with Purchaser, on or prior to the Closing Date and such offer letters shall be in full force and effect as of the Closing and
     (y) shall still be on the job and performing their usual and customary duties for NextNet or one of its Subsidiaries immediately before the Closing.

          (d) Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered by each of the other Parties thereto, and each such Ancillary Agreement shall be in full force and effect.

          (e) Required Deliveries. Seller shall have made each of the following deliveries:

               (i) an opinion of counsel to Seller in the form attached hereto as Exhibit B;

               (ii) a certificate executed by the Secretary or other appropriate officer of Seller certifying as of the date of Closing (i) a true and correct copy of the Certificate of Incorporation of NextNet, (ii) a true and correct copy of the Bylaws of NextNet, (iii) a true and correct copy of the resolutions of NextNet's Board of Directors and its sole stockholder, (iv) a true and correct copy of the resolutions of Seller's Board of Directors and (v) incumbency matters;

               (iii) a certificate of the Secretary of State of Delaware or other appropriate governmental official certifying the existence and/or good standing of NextNet and each of its Subsidiaries in their jurisdictions of organization;

               (iv) a certificate of the Secretary of State of Delaware certifying the good standing of Seller;

               (v) physical possession of all original minute books, corporate seals and stock or equity ownership records of NextNet and each of its Subsidiaries;

               (vi) resignations of each director and officer of NextNet and each of its Subsidiaries as requested by Purchaser prior to Closing;

               (vii) a release agreement in the form attached hereto as Exhibit
C;

               (viii) the stock certificate(s) representing all of the Shares, duly endorsed for transfer, or together with an assignment separate from certificate executed by an authorized officer of Seller; and

               (ix) payoff letters with respect to the Closing Indebtedness Amount and all necessary UCC termination statements or other releases as may be required to evidence the satisfaction of such Closing Indebtedness Amount.

          (f) Termination of Exclusive Arrangements.

               (i) Except as set forth on Schedule 9.2(f)(i), all exclusive rights granted by NextNet or one of its Subsidiaries to Seller or an Affiliate of Seller shall have been terminated, and Seller shall have provided to Purchaser evidence of such termination in a form and substance reasonably satisfactory to Purchaser.

               (ii) Without limiting the generality of subsection (i) above, subject to subsection (iii) below, the Master Purchase Agreement, Support Service Agreement and Escrow Agreement dated July 2003 between NextNet and Eagle River Holdings (by assignment from Flux Fixed Wireless LLC) (the "ER MASTER AGREEMENT") shall have been terminated in whole (including all licenses and any manufacturing rights granted thereunder), and Seller shall have provided to Purchaser evidence of such termination in a form and substance reasonably satisfactory to Purchaser.

               (iii) In the event the Inukshuk Agreement has not been assigned by Eagle River Canada, Inc. to Purchaser as contemplated by Section 6.7(c),
     (A) the ER Master Agreement shall not be terminated and (B) the ER Master Agreement shall be amended such that all rights granted to Eagle River Canada, Inc. thereunder, other than the right to buy product (but including all rights to exclusivity and all licenses and any manufacturing rights granted thereunder), shall have been terminated, and Seller shall have provided to Purchaser evidence of such amendment in a form and substance reasonably satisfactory to Purchaser.

          (g) FIRPTA Certificates. Each Acquired Company and Seller shall have delivered certificates, duly completed and executed by such person pursuant to
Section 1.1445- 2(b)(2) of the Regulations, certifying that such person is not a "foreign person" within the meaning of Section 1445 of the Code.

          (h) NextNet Guarantee Releases. Seller shall have provided to Purchaser evidence, in form and substance reasonably satisfactory to Purchaser, that NextNet and its Subsidiaries have been, or will be concurrent with the Closing, released from any and all obligations (i) as a "Guarantor" under that certain Indenture of Seller dated August 5, 2005 and (ii) as a guarantor under any credit facility entered into by Seller, and shall have obtained releases of all Encumbrances, including appropriate UCC termination statements, against the property of NextNet and its Subsidiaries in connection therewith.

     9.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller, at or prior to the Closing, of the following conditions:

          (a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of Purchaser contained in Article IV shall be true, correct and complete as if made on and as of the Closing Date, other than changes specifically contemplated by this Agreement and representations and warranties that are expressly made only as of a specific date (in which case such representations and warranties shall be true, correct and complete as of such date). For purposes of determining whether the condition in this Section 9.3(a) is satisfied (and not for purposes of Article
XI), all such representations and warranties (x) shall be read without regard to any materiality qualifiers contained therein and (y) after taking clause (x) into account, shall be deemed to be true, correct and complete unless breaches or inaccuracies thereof, individually or in the aggregate, result or would reasonably be expected to result in a Material Adverse Effect. Purchaser shall have performed all of the obligations and complied with all of the covenants, agreements and conditions set forth in this Agreement and required to be performed or complied with by it on or prior to the Closing. At Closing, Purchaser shall provide to Seller a certificate of an officer of Purchaser as to the foregoing in form and substance reasonably acceptable to Seller, and Seller shall be able to rely on such certificate for purposes of Article XI.

          (b) Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered by each of the other Parties thereto, and each such Ancillary Agreement shall be in full force and effect.

                                    ARTICLE X

                            TERMINATION AND AMENDMENT

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the
Closing:

          (a) by mutual written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller, if:

               (i) the Closing shall not have occurred on or before December 31, 2006 (the "OUTSIDE DATE"), unless the failure of the Closing to occur on or prior to such date is the result of a breach of this Agreement by the Party seeking to terminate this Agreement;

               (ii) if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Purchaser or Seller from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

               (iii) either the Commercial Agreements or the Subscription Agreement is terminated.

          (c) by Seller (provided that it is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if Purchaser shall have breached any of its representations, warranties, covenants, obligations or other agreements under this Agreement; provided, however, that (x) the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Purchaser on or prior to the date which is fifteen (15) Business Days immediately following written notice by Seller to Purchaser of such breach or failure to perform and (y) such uncured breach or failure


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

would result in a condition to the obligations of Seller set forth in Section
9.1 and Section 9.3 not being satisfied;

          (d) by Purchaser (provided that it is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if Seller or NextNet, as applicable, shall have breached any of its representations, warranties, covenants, obligations or other agreements under this Agreement; provided, however, that (x) the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Seller on or prior to the date which is fifteen (15) Business Days immediately following written notice by Purchaser to Seller of such breach or failure to perform and (y) such uncured breach or failure would result in a condition to the obligations of Purchaser set forth in Section 9.1 and Section
9.2 not being satisfied.

          (e) The Party desiring to terminate this Agreement pursuant to Sections 10.1(b) through 10.1(d) shall give written notice of such termination to the other Parties in accordance with Section 12.1.

     10.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either Seller or Purchaser as provided in Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Purchaser, NextNet or Seller, except with respect to Section 3.29 (Brokers),
Section 4.4 (Brokers), Section 6.4 (Public Announcements), this Article X,
Article XI (Survival and Indemnification) in so far as it relates solely to the other provisions of this Agreement set forth in this Section 10.2 and Article XII (General Provisions); provided, however, that nothing herein shall relieve any Party from liability for any breach, default or failure to fulfill any representation, warranty, covenant or agreement hereunder or pursuant to any Ancillary Agreement on or prior to the date of such termination.

     10.3 AMENDMENT. This Agreement may not be amended except by a written instrument signed by each of the Parties.

     10.4 FEES AND EXPENSES. Whether or not the transactions herein contemplated shall be consummated, Purchaser shall pay the fees, expenses and disbursements of Purchaser and its Representatives incurred in connection with the subject matter of this Agreement and any Ancillary Agreement and any amendments hereto or thereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Purchaser under this Agreement and any Ancillary Agreement. Whether or not the transactions herein contemplated shall be consummated, Seller shall pay its own fees, expenses and disbursements and those of NextNet and its Representatives incurred in connection with the subject matter of this Agreement and any Ancillary Agreements and any amendments hereto or thereto and all other costs and expenses related to or arising from this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and/or incurred in the performance and compliance with all conditions to be performed by Seller and NextNet under this Agreement.

     10.5 EXTENSION; WAIVER. At any time prior to the Closing, the Parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or under any Ancillary Agreement shall not constitute a waiver of those rights.

                                   ARTICLE XI

                          SURVIVAL AND INDEMNIFICATION

     11.1 SURVIVAL. All covenants and agreements contained in this Agreement, or in any document delivered pursuant hereto, shall survive the Closing until fully performed. All representations and warranties contained in this Agreement, or in any document delivered pursuant hereto, shall survive the Closing and shall continue to be fully effective and enforceable for a period of eighteen (18) months from the Closing Date; provided, however, that the representations and warranties contained in (a) Section 3.17, Section 3.21 and Section 3.24 shall survive the Closing and shall continue to be fully effective and enforceable for a period of the later to occur of eighteen (18) months from the Closing Date and thirty (30) days after the expiration of the applicable statute of limitations; and (b) Section 3.5 shall survive indefinitely. The foregoing sentence notwithstanding, any liability which results from fraud on the part of the other Party or liability for claims relating to the representations and warranties contained in Section 3.5, for which indemnity would otherwise be available under
Section 11.2, may be asserted at any time following Closing. Notwithstanding the foregoing, any claim for indemnification under this Article XI (a "CLAIM") that is asserted by written notice within the applicable survival period shall survive until resolved by the Parties or pursuant to a final non-appealable judicial determination. The representations and warranties contained in this Agreement and Ancillary Agreements shall not be affected by any investigation, verification or examination by any Party hereto or by anyone on behalf of any such Party.

     11.2 INDEMNIFICATION.

          (a) Subject to Section 11.3(a), in the event the Closing occurs, Seller will indemnify and hold harmless Purchaser and its Affiliates, including NextNet, and their respective Representatives, heirs, executors, successors and assigns (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against, and the Purchaser Indemnified Parties shall be paid or reimbursed for, any and all losses, damages, costs, expenses (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses, including costs and expenses for investigating, defending and enforcing its rights under this Article XI if such party is the prevailing party in any such proceeding), suits, actions, claims, liabilities or obligations (collectively, "LOSSES"), arising from, related to or caused by:

               (i) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any document delivered with respect hereto and thereto (including the certificate of officer delivered by Seller pursuant to Section 9.2(a));


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

               (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Seller or NextNet set forth in this Agreement or in any document delivered pursuant hereto or thereto;

               (iii) any claim by any former stockholder of NextNet, or any other Person, seeking to assert, or based upon (a) ownership or rights to ownership of any shares of NextNet Common Stock or any other rights of a holder of capital stock of NextNet, including any option, preemptive rights or rights to notice or to vote, (b) any rights under NextNet's Certificate of Incorporation or Bylaws, or (c) any claim that his, her or its shares of NextNet Common Stock or other capital stock were wrongfully repurchased by NextNet or issued or sold to such Person in violation of any securities Laws, whether or not facts relating to any of the foregoing have been disclosed in the schedules to this Agreement;

               (iv) the failure to pay any Transaction Expenses prior to or at the Closing; and

               (v) the matter identified in paragraph 4 on Schedule 3.18.

The indemnity provided for in this Section 11.2(a) is not limited to matters asserted by Third Parties against any Purchaser Indemnified Party, but includes any Loss incurred or sustained by any Purchaser Indemnified Party in the absence of Third Party Claims.

          (b) Subject to Section 11.3(b), in the event the Closing occurs, Purchaser will indemnify and hold harmless Seller, its Affiliates, each of their respective Representatives, heirs, executors, successors and assigns (collectively, the "SELLER INDEMNIFIED PARTIES") from and against, and the Seller Indemnified Parties shall be paid or reimbursed for, any and all Losses arising from, related to or caused by:

               (i) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any document delivered with respect hereto (including the certificate of officer delivered by Purchaser pursuant to Section 9.3(a));

               (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Purchaser contained in this Agreement or in any document delivered pursuant hereto or thereto.

The indemnity provided for in this Section 11.2(b) is not limited to matters asserted by Third Parties against any Seller Indemnified Party, but includes any Loss incurred or sustained by any Seller Indemnified Party in the absence of Third Party Claims.

     11.3 LIMITATIONS ON INDEMNIFICATION.

          (a) Notwithstanding any other provision of this Article XI, Seller shall not be liable under Section 11.2(a)(i) unless and until the aggregate amount of all Losses pursuant to Section 5.2(b), Article VIII or Section 11.2(a) exceeds $200,000 (the "THRESHOLD AMOUNT"); provided, however, the Threshold Amount will not apply with respect to any Losses for which a Purchaser Indemnified Party is entitled to indemnification pursuant to Section 11.2(a)(i) arising from or caused by a breach of the representations or warranties set forth in Section 3.5, Section

3.7(b), Section 3.17 or Section 3.24. Upon reaching such amount, Seller shall be liable to the Purchaser Indemnified Parties for all Losses under Section 11.2(a)(i) up to an aggregate amount equal to $13,000,000 (the "MAXIMUM AMOUNT"); provided, however, the Maximum Amount will not apply with respect to any Losses for which a Purchaser Indemnified Party is entitled to indemnification pursuant to Section 11.2(a)(i) arising from or caused by a breach of the representations or warranties set forth in Section 3.5, Section 3.7(b), Section 3.17 or Section 3.24, and none of such Losses shall count towards satisfaction of the Maximum Amount; provided, further, in no event shall Seller's liability under this Article XI exceed the Purchase Price.

          (b) Notwithstanding any other provision of this Article XI, Purchaser shall not be liable under Section 11.2(b)(i) unless and until the aggregate amount of all Losses pursuant to Article VIII or Section 11.2(b) exceeds the Threshold Amount. Upon reaching such amount, Seller shall be liable to the Purchaser Indemnified Parties for all Losses under Section 11.2(b)(i) up to an aggregate amount equal to the Maximum Amount; provided, however, in no event shall Purchaser's liability under this Article XI exceed the Purchase Price.

          (c) Liability of Seller for fraud or willful misrepresentation of Seller or NextNet, and liability of Purchaser for fraud or willful misrepresentation of Purchaser, shall not be limited by the provisions of
Section 11.1 or this Section 11.3.

     11.4 MATTERS INVOLVING THIRD PARTIES.

          (a) If any Third Party shall notify either Purchaser or Seller (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against the other Party (the "INDEMNIFYING PARTY") under this Article XI, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

          (b) Subject to Sections 11.4(d) and (e), the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice so long as (i) the Indemnifying Party notifies the Indemnified Party in writing, within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will assume the defense of the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding the foregoing, if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such action, suit, investigation, inquiry or proceeding or that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then counsel for the Indemnified Party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnified Party, at the expense of the Indemnifying Party, provided that (x) this Section 11.4(b) shall not apply to any Third Party IP Claim (as


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

hereinafter defined) and (y) the Indemnifying Party shall have no liability for expenses for more than one outside counsel for all Indemnified Parties with respect to a Third Party Claim.

          (c) So long as the conditions set forth in Section 11.4(b) are satisfied and the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld or delayed); provided, however, that no consent of the Indemnified Party shall be required for any judgment or settlement involving only money damages so long as neither the Indemnified Party nor its Affiliates has any obligations, restrictions or liabilities related to such judgment or settlement.

          (d) In the event any of the conditions in Section 11.4(b) above is or becomes unsatisfied, however, or in the event the Third Party Claim is a Third Party IP Claim (i) the Indemnified Party shall have the right to control, defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain written consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses of one outside counsel), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the extent provided in this Article XI.

          (e) Notwithstanding the foregoing, if, following the Closing, NextNet, one of its Subsidiaries or Purchaser is named as a defendant or receives notice of any Third Party Claim alleging that any of the IP Assets infringe any Intellectual Property Rights of any Third Party (a "THIRD PARTY IP CLAIM"), then Purchaser will give prompt written notice to Seller, even if such Third Party IP Claim may not be the subject of a possible claim for indemnification under this Agreement. Purchaser shall have the right to control the defense and settlement of any such Third Party IP Claim in any manner it may reasonably deem appropriate. In the event Purchaser does not assume control of the defense and settlement of the Third Party IP Claim, Seller will not settle any such Third Party IP Claim or pursue a defense strategy that is likely to establish a precedential practice or position that is adverse to the continuing business interests of Purchaser with respect to the IP Assets or Intellectual Property Rights of NextNet or one of its Subsidiaries without first consulting with Purchaser and giving Purchaser the opportunity, at Purchaser's election and expense, to conduct any additional action or defense that is, in Purchaser's opinion, necessary to protect Purchaser's on-going business interests.

          (f) If an Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim, then such Indemnified Party shall deliver a notice to such Indemnifying Party as promptly as practicable after becoming aware of a claim containing reasonable detail of the specific facts and circumstances pertaining thereto; provided, however, that no delay on the part of such Indemnified Party in notifying such Indemnifying Party will relieve such Indemnifying Party from any obligation under this Article XI unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

          (g) Authority to Settle or Pay Small Claims. Notwithstanding the other provisions of this Section 11.4, if a Third Party asserts that a Purchaser Indemnified Party is liable to such Third Party for a monetary or other obligation which individually may constitute or result in Losses not to exceed $50,000 for which such Purchaser Indemnified Party may be entitled to indemnification pursuant to this Article XI, and such Purchaser Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Purchaser Indemnified Party will be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article XI, and (iii) such Purchaser Indemnified Party will be reimbursed, in accordance with the provisions of this Article XI, for any such Losses for which it is entitled to indemnification pursuant to this Article XI, subject to the right of the Indemnifying Party to dispute the Purchaser Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article XI. This Section 11.4(g) will not be applicable to payments which aggregate more than $150,000.

          (h) All indemnification payments under this Article XI shall be deemed adjustments to the Purchase Price and the Parties shall treat such payments as such for Tax purposes.

     11.5 OTHER INDEMNIFICATION PROVISIONS. Following the Closing, the foregoing indemnification provisions under this Article XI are (x) the exclusive remedy for claims in respect of any breach of representations or warranties or claims made based on facts alleged that, if true, would have constituted any such misrepresentation or breach and (y) in addition to, and not in derogation of, any statutory, equitable or common law remedy any Party may have for a breach of any covenant.

     11.6 NO CIRCULAR RECOVERY. Seller shall not be entitled to make any claim for indemnification or contribution or against NextNet, Purchaser or any of their Affiliates whether such claim is (a) pursuant to any statute, charter, bylaw, contractual obligation or otherwise or (b) by reason of the fact that Seller was a controlling Person of NextNet, in each case, with respect to any matter relating to or arising out of a matter which is subject to the provisions of Section 11.2.

                                   ARTICLE XII

                               GENERAL PROVISIONS

     12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by facsimile, with confirming copy


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

sent as set forth in clause (iii), or (iii) sent by Federal Express, DHL, UPS or overnight courier (providing proof of delivery) to the Parties, in each case at the following addresses:

          if to Purchaser, or NextNet following the Closing, to:

               Motorola, Inc.
               1475 W. Shure Drive
               Arlington Heights, Illinois 60004
               Attention: Kevin J. Gilbert
               Facsimile No: 847.632.3020

          with copies to:

               Motorola, Inc.
               Law Department
               1303 E. Algonquin Road
               Schaumburg, Illinois 60196
               Attention: General Counsel
               Facsimile No: 847.576.3750

               and

               Winston & Strawn LLP
               35 West Wacker Drive
               Chicago, Illinois 60606
               Attention: Oscar A. David
               Facsimile: 312.558.5700

          if to Seller, or NextNet prior to Closing, to:

               Clearwire Corporation
               5808 Lake Washington Blvd. NE, Suite 300
               Kirkland, Washington 98033
               Attn: Broady Hodder, General Counsel
               Facsimile: 425-216-7900

          with a copy to:

               Davis Wright Tremaine LLP
               2600 Century Square
               1501 Fourth Avenue
               Seattle, Washington 98121
               Attn: Julie A. Weston, Esq.
               Facsimile: 206-628-7699

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, or (b) if delivered by overnight courier, on the date delivered as established by return receipt or courier service confirmation or the date on which the return receipt or courier service confirms that acceptance of delivery was returned by the addressee. Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties hereto.

     12.2 INTERPRETATION. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     12.3 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart by facsimile shall be effective to the fullest extent permitted by applicable Law.

     12.4 ENTIRE AGREEMENT, NO THIRD-PARTY BENEFICIARIES. This Agreement, the NDA, the Ancillary Agreements and all exhibits and schedules hereto and thereto and the documents delivered pursuant hereto or thereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement, except as specifically set forth in the provisions of Article X (Termination and Amendment), Article XI (Survival and Indemnification) and
Article XII (General Provisions), is not intended to confer upon any Person other than the Parties any rights or remedies.

     12.5 GOVERNING LAW. This Agreement, and any disputes arising out of or relating thereto, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

     12.6 ASSIGNMENT. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned in whole or in part by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

     12.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible. If the

Parties (after negotiation in good faith) are unable to so agree, then each Party hereto intends that such term of other provisions will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

     12.8 ENFORCEMENT OF THIS AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which Purchaser is entitled at Law or in equity. Each of the Parties hereby irrevocably waives to the fullest extent permitted by applicable Law any requirement that the other Party post a bond or other security in any action to enforce its rights with respect to this Agreement.

     12.9 EXTENSION; WAIVER. At any time prior to the Closing, either Seller or Purchaser may, to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the other Party (b) waive a breach of a representation or warranty of such other Party contained herein or in any Ancillary Agreement hereto or (c) waive compliance by such other Party hereto with any of the agreements or conditions contained herein or in any Ancillary Agreement. Any such extension or waiver shall be valid if set forth in a written instrument signed by such Party or Parties giving the extension or waiver. No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall be deemed or shall constitute a waiver of any other provision hereof or thereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The failure of any Party to this Agreement to assert any of its rights under this Agreement or under any Ancillary Agreement shall not constitute a waiver of those rights.

     12.10 DISPUTES.

          (a) Purchaser and Seller agree to use reasonable efforts to resolve between themselves any dispute they have with respect to the matters covered hereby, pursuant to the Ancillary Agreements or any agreement or document delivered pursuant hereto or thereto, including any amendments hereof and thereof.

          (b) (i) Except for disputes concerning Intellectual Property Rights of NextNet and its Subsidiaries which must be submitted to a court of competent jurisdiction, as determined pursuant to Section 12.11, to the extent that any misunderstanding or dispute cannot be resolved agreeably in a friendly manner, the dispute will be mediated by a mutually-acceptable mediator to be chosen by Purchaser and Seller within forty-five (45) days after written notice by one of the Parties is delivered to the other demanding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator; however, either Party may request a postponement of the mediation until each Party has completed specified but limited discovery with respect to a dispute. The Parties may also agree to attempt to resolve their dispute by some other form of alternate dispute resolution ("ADR") in lieu of mediation.

               (ii) Any dispute, other than a dispute concerning Intellectual Property Rights of NextNet and its Subsidiaries which must be submitted to a court of competent


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jurisdiction, as determined pursuant to Section 12.11, which the Parties cannot resolve through negotiation, mediation or other form of ADR within three (3) months of the date of the initial demand for it by one of the Parties may then be submitted to a court of competent jurisdiction for resolution. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Nothing in this Section 12.10(b) will prevent either Party from resorting to judicial proceedings if (A) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (B) interim relief from a court is necessary to prevent serious and irreparable injury to one Party or to others.

Each of Purchaser and Seller shall bear its costs of mediation or ADR, but Purchaser and Seller agree to share the costs of the mediation or ADR equally.

     12.11 JURISDICTION. The Parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby. Each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts (and the courts hearing appeals from such courts). The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY OR ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     12.12 AUTHORSHIP. The Parties hereto agree that the terms and language of this Agreement were the result of negotiations between the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any of the Parties. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

     12.13 NO JOINT VENTURE. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party
(a) to bind or commit, or to act as an agent, employee or legal representative of, another Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 12.13.


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                                  ARTICLE XIII

                                   DEFINITIONS

     As used in this Agreement, the following terms have the meanings specified or referred to in this Article XIII and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.

     "ACCOUNTS RECEIVABLE" has the meaning set forth in Section 3.9.

     "ACQUIRED COMPANY" means NextNet or any of the Subsidiaries, and the "ACQUIRED COMPANIES" means NextNet and all of the Subsidiaries.

     "ACQUIRED EMPLOYEES" means those employees of Seller, NextNet or one of their Affiliates immediately prior to the Closing who are identified as such on
Schedule 3.25(a) (which shall also identify any Acquired Employees who immediately prior to the Closing are on a company-approved leave of absence, and the type and duration of such approved leave applicable to each such Acquired Employee). Seller shall prepare and provide to Purchaser an initial version of
Schedule 3.25(a) on the date of this Agreement, and an updated version thereof on the Closing Date.

     "ACQUISITION PROPOSAL" means any inquiry, offer, proposal or indication of interest by a Third Party which relates to a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation, amalgamation or other direct or indirect business combination) to acquire all or substantially all of the assets of NextNet, to exclusively license all or substantially all of NextNet's Intellectual Property, or the portion thereof necessary for the conduct of the Business, or the acquisition of five percent (5%) or more of the outstanding shares of NextNet Common Stock or any tender or exchange offer that, if consummated, would result in any Person, together with all Affiliates thereof, becoming a "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) of five percent (5%) or more of the outstanding shares of NextNet Common Stock.

     "ACTIONS" means any claim, action, suit, litigation, complaint, charge, hearing, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

     "ADR" has the meaning set forth in Section 12.10(b).

     "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership


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

of voting securities, by contract, or otherwise. For purposes of Section 3.26, "Affiliate" shall include any entity described in the definition of "Seller Plans."

     "AFFILIATED GROUP" means a group of corporations (consisting of Seller and/or any of its Subsidiaries) with which NextNet filed consolidated, combined, unitary or similar Tax Returns.

     "AGREEMENT" has the meaning set forth in the introductory paragraph of this Agreement.

     "ALLOCATION SCHEDULE" has the meaning set forth in Section 1.3.

     "ANCILLARY AGREEMENTS" means the Commercial Agreements and any documents and agreements delivered in connection therewith.

     "ANTITRUST LAWS" means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

     "BUSINESS" has the meaning set forth in the Recitals to this Agreement.

     "BUSINESS DAY" means any day, other than a Saturday, Sunday or one on which banks are authorized to close in Chicago, Illinois.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act.

     "CLAIM" has the meaning set forth in Section 11.1.

     "CLOSING" has the meaning set forth in Section 1.4.

     "CLOSING DATE" has the meaning set forth in Section 1.4.

     "CLOSING INDEBTEDNESS AMOUNT" means the aggregate amount of the outstanding balance of Indebtedness for Borrowed Money of NextNet and its Subsidiaries as of the opening of business on the Closing Date; provided that for purposes of such calculation, all interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if such Indebtedness for Borrowed Money was paid in full at the Closing shall be treated as part of the Closing Indebtedness Amount.

     "CLOSING PAYMENT" has the meaning set forth in Section 1.2.

     "CLOSING WORKING CAPITAL" means the Working Capital as of the Closing Date.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMERCIAL AGREEMENTS" means the Wireless Broadband System Services Agreement, the Wireless Broadband System Infrastructure Agreement and the Wireless Broadband CPE Supply Agreement, each dated as of the Closing Date by and between Purchaser and Seller or one of its Affiliates in the form attached hereto as Exhibit D.


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

     "CONSENTS" means, with respect to a Person, any consent, approval, waiver, order or authorization of, or registration, declaration or other action or filing with, or exemption by, such Person.

     "COPYRIGHTS" means rights in: (a) all classes and types of copyrights, mask work rights, the works covered thereby and any derivative works thereof (including the exclusive right to use, make recordings of, reproduce, modify, adapt, edit, enhance, maintain, support, market, sell, rent, sell for rental, sublicense, distribute copies of, publicly and privately, display and publicly and privately perform, exploit, and exhibit the copyrighted work and to prepare derivative works); (b) copyright and mask work applications and registrations including extensions and renewals thereof; and (c) foreign counterparts of any of the foregoing anywhere in the world, and all rights therein and thereto.

     "DIRECT CONTRACTS" has the meaning set forth in Section 3.16(c).

     "DISPUTE NOTICE" has the meaning set forth in Section 2.3.

     "EMPLOYEE BENEFIT PLAN" means:

          (a) any plan, fund, agreement, arrangement or program, written or oral, that provides health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services;

          (b) any plan, fund, agreement, arrangement or program, written or oral, that provides retirement income to employees or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond;

          (c) any plan, fund, agreement, arrangement or program, written or oral, that provides severance, unemployment, paid time off or fringe benefits (including dependent care and health care accounts);

          (d) any incentive compensation plan, deferred compensation plan, stock option, stock purchase or other stock-based incentive or compensation plan, whether written or oral; or

          (e) any other "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any other "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral any plan, fund, agreement, arrangement or program involving direct or indirect compensation including, without limitation, insurance coverage, severance benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

     "EMPLOYEE WITHHOLDING TAXES" has the meaning set forth in Section 8.6(c).

     "ENCUMBRANCE" means any claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, title


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

retention agreements, indentures, security agreements or any other similar limitations, encumbrances or restrictions of any kind.

     "ENVIRONMENTAL LAWS" means all federal, state and local Laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including Laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

     "ER MASTER AGREEMENT" has the meaning set forth in Section 9.2(f)(ii).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXPORT APPROVALS" has the meaning set forth in Section 3.27(a).

     "FCPA" has the meaning set forth in Section 3.28.

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.7(a).

     "GAAP" means United States generally accepted accounting principles and practices.

     "GOVERNMENTAL AUTHORITY" means any federal, state, local, tribal or foreign government or authority, or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     "HAZARDOUS MATERIALS" has the same meaning as such term is given in Environmental Laws.

     "HAZARDOUS SUBSTANCE" has the same meaning as such term is given in Environmental Laws.

     "HAZARDOUS WASTE" has the same meaning as such term is given in Environmental Laws.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "IMPROVEMENTS" has the meaning set forth in Section 3.12(d).

     "INDEBTEDNESS" means, with respect to any Person, without duplication, (a) obligations for borrowed money ("INDEBTEDNESS FOR BORROWED MONEY"), (b) obligations evidenced by


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bonds, debentures, notes or similar instruments, (c) letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (d) capitalized lease obligations, and (e) guarantees and arrangements having the economic effect of a guarantee of any indebtedness of the type described in clauses (a) through (d) above of any other Person.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 11.4(a).

     "INDEMNIFYING PARTY" has the meaning set forth in Section 11.4(a).

     "INDEPENDENT AUDITOR" has the meaning set forth in Section 2.3.

     "INSURANCE" means binders, policies of insurance, self insurance programs or fidelity bonds.

     "INTELLECTUAL PROPERTY RIGHTS" means the following throughout the world, whether registered or unregistered, as applicable: (i) Patent Rights; (ii) Proprietary Rights; (iii) Copyrights; (iv) Trademarks; and (v) any similar corresponding or equivalent intellectual property rights to any one of the foregoing.

     "INUKSHUK AGREEMENT" has the meaning set forth in Section 6.7(c).

     "INVESTMENT COMPANY ACT" has the meaning set forth in Section 3.30.

     "INVESTMENTS" has the meaning set forth in Section 3.4(d).

     "IP ASSETS" means those Intellectual Property Rights and Proprietary Information and Technology that are used in the conduct of the Business as currently conducted by NextNet and its Subsidiaries.

     "IRS" has the meaning set forth in Section 3.17(b).

     "KEY EMPLOYEES" has the meaning set forth in Section 9.2(c)(i).

     "KNOWLEDGE" means, with respect to Seller, the actual knowledge, information and belief of the co-Chief Executive Officers, co-Presidents, Chief Operating Officer and Chief Financial Officer of Seller and the Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer of NextNet, in each case after making reasonable inquiry of their respective direct reports and other persons whom, by the nature of the normal duties of their position, would reasonably be expected to know.

     "LAW" means any law, rule, regulation, judgment, code, ruling, statute, order, ordinance, decree or other requirement of, including the terms of any license or permit issued by, any Governmental Authority.

     "LEASES" has the meaning as set forth in Section 3.12(b).


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     "LIABILITIES" means any and all debts, liabilities, guarantees, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or any tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

     "LICENSES AND PERMITS" has the meaning set forth in Section 3.15.

     "LOSSES" has the meaning set forth in Section 11.2(a).

     "MAJOR CUSTOMER" has the meaning set forth in Section 3.16(a)(i).

     "MAJOR CUSTOMER CONTRACT" has the meaning set forth in Section 3.16(a)(i).

     "MAJOR SUPPLIER" has the meaning set forth in Section 3.16(a)(iii).

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), operations or revenues of NextNet and its Subsidiaries, taken as a whole or (b) the ability of Seller to perform its obligations pursuant to this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided, however, that for purposes of clause (a) of this definition neither of the following shall, in and of itself, constitute a Material Adverse Effect: (i) any effect proximately caused by any action taken, or failure to take action, by NextNet to which Purchaser has consented in writing or (ii) any effect proximately caused by the compliance with the terms contained herein or the performance of covenants provided herein.

     "MATERIAL CONTRACTS" has the meaning set forth in Section 3.16(a).

     "MAXIMUM AMOUNT" has the meaning set forth in Section 11.3(a).

     "MOST RECENT BALANCE SHEET" has the meaning set forth in Section 3.7(a).

     "NATIONAL PRIORITIES LIST" has the same meaning as such term is given in Environmental Laws.

     "NEXTNET" has the meaning set forth in the introductory paragraph of this Agreement.

     "NEXTNET COMMON STOCK" means the common stock, par value $0.0001 per share, of NextNet.

     "NEXTNET PLANS" means the Employee Benefit Plans that are or have been maintained or contributed to by NextNet or under which NextNet has or may have any liabilities.

     "NEXTNET PTO POLICY" has the meaning set forth in Section 7.4.

     "NEXTNET SOFTWARE" means the Software, regardless of the Software's stage of development, and all enhancements, versions, releases and updates thereto and derivatives


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thereof existing as of the date hereof, in each case currently owned by NextNet or any of its Subsidiaries.

     "NEXTNET STATEMENTS" has the meaning set forth in Section 3.7(a)

     "NDA" has the meaning set forth in Section 6.2.

     "OFCCP" means the Office of Federal Contract Compliance Programs of the U.S. Department of Labor's Employment Standards Administration.

     "OUTSIDE DATE" has the meaning set forth in Section 10.l(b)(i).

     "OWNED IP" means Intellectual Property Rights and Proprietary Information and Technology that are currently owned by NextNet and its Subsidiaries.

     "PARTY" means each of Seller, NextNet or Purchaser, individually, and "PARTIES" means all of the foregoing collectively.

     "PATENT RIGHTS" means right in all classes or types of patents and patent applications, including utility models, provisional applications, petty patents, design patents, registered industrial designs and all other similar protection of inventions as recognized by applicable Law, in all countries of the world and all continuations, continuations-in-part, divisions, or reissues.

     "PERMITTED ENCUMBRANCES" means statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable.

     "PERSON" means any individual, corporation, partnership, association, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any Person as defined in Section 13(d)(3) of the Exchange Act) or Governmental Authority.

     "PERSONAL PROPERTY LEASES" has the meaning set forth in Section 3.13.

     "PLAN TERMINATION DATE" has the meaning set forth in Section 7.7

     "POST-CLOSING BALANCE SHEET" has the meaning set forth in Section 2.2.

     "POST-CLOSING PERIOD" means any taxable period or portion of a period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

     "PRE-CLOSING BALANCE SHEET" has the meaning set forth in Section 2.1(a).

     "PRE-CLOSING PERIOD" means any taxable period or portion of a period ending on or before the Closing Date and the portion of the Straddle Period ending on the Closing Date. The Closing Date is specifically included in any Pre-Closing Period.

     "PRELIMINARY WORKING CAPITAL" means the good faith estimate of the Working Capital as of the Closing Date as determined in accordance with Section 2.1(a).


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     "PROPRIETARY INFORMATION AND TECHNOLOGY" means confidential ideas and information, inventions (whether or not patentable), invention disclosures, information maintained as trade secrets, know-how, concepts, processes, formulae, patterns, molds, tooling, industrial models or designs, engineering data, cost data, compilations of information, copyrightable material, reports, databases and data collections, algorithms, Software, methods of manufacture, methods of use, business methods, process flow sheets, customer lists, mailing lists, plans and reports, or other similar confidential or proprietary data and information.

     "PROPRIETARY RIGHTS" means all trade secret rights and all other rights of a proprietary nature (under the applicable Laws of applicable jurisdictions anywhere in the world) relating to Proprietary Information and Technology.

     "PURCHASE PRICE" has the meaning set forth in Section 1.2.

     "PURCHASER" has the meaning set forth in the introductory paragraph of this Agreement.

     "PURCHASER 401(K) PLAN" has the meaning set forth in Section 7.6.

     "PURCHASER INDEMNIFIED PARTIES" has the meaning set forth in Section
11.2(a).

     "PURCHASER PLANS" means those Employee Benefit Plans maintained or contributed to by Purchaser and under which the Acquired Employees will be eligible to participate after the Closing.

     "PURCHASER PTO POLICY" has the meaning set forth in Section 7.4.

     "PURCHASER SEVERANCE PLAN" has the meaning set forth in Section 7.3.

     "REGISTERED INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.23(a).

     "REGULATIONS" means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "REMEDIAL ACTION" has the same meaning as such term is given in Environmental Laws.

     "REMOVAL" has the same meaning as such term is given in Environmental Laws.

     "REPRESENTATIVE" means, with respect to any Person, its officers, directors, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives.

     "RESTRICTED BUSINESS" has the meaning set forth in Section 6.6(a).

     "SECTION 338(H)(10) ELECTION" has the meaning set forth in Section 8.4.

     "SELLER" has the meaning set forth in the introductory paragraph of this Agreement.

     "SELLER 401(K) PLAN" has the meaning set forth in Section 7.6.


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     "SELLER ACQUISITION DATE" has the meaning set forth in Section 3.3(b).

     "SELLER INDEMNIFIED PARTIES" has the meaning set forth in Section 11.2(b).

     "SELLER PLANS" means the Employee Benefit Plans that are or have been maintained or contributed to by Seller or any other entity (other than NextNet) that is aggregated with Seller under the provisions of Sections 414(b), (c), or
(m) of the Code or under which Seller (or any such entity) has or may have any liabilities.

     "SELLER STATEMENTS" has the meaning set forth in Section 3.7(a).

     "SHARES" has the meaning set forth in the Recitals to this Agreement.

     "SOFTWARE" means computer software programs, including software compilations, software tool sets, compilers, higher level or "proprietary" languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

     "SOLID WASTE" has the same meaning as such term is given in Environmental Laws.

     "STOCK EQUIVALENTS" has the meaning set forth in Section 3.5(a).

     "STRADDLE PERIOD" means any taxable period that begins before and ends after the Closing Date.

     "SUBCONTRACTS" has the meaning set forth in Section 3.16(c).

     "SUBSCRIPTION AGREEMENT" has the meaning set forth in Section 9.1(e).

     "SUBSIDIARY" means, with respect to any Person, any other domestic or foreign corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

     "TAX" and "TAXES" means (i) any federal, state, local or non-United States net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or National Insurance Contribution or similar), unemployment, disability, real property, personal property, sales, use, transfer, gains, capital gains, registration, goods and services, value added, alternative or add-on minimum, windfall profits, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any Governmental


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Authority or other Tax authority or arising under any Tax Law; (ii) any liability of any Acquired Company for payment of the amounts described in clause
(i) arising as a result of being (or ceasing to be) a member of an Affiliated Group or being included in any Tax Return of any Affiliated Group; or (iii) any liability of any Acquired Company for the payment of amounts described in clause
(i) as a result of transferee, successor, or contractual liability. For purposes of the definition of "Tax", any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Closing Date shall include any interest, penalties, additions to tax, or additional amounts relating to taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

     "TAX CONTEST" means any examination, investigation, audit, or other proceeding in respect of any Tax Return or Taxes relating to any Acquired Company.

     "TAX RETURN" means any return, declaration, report, claim for refund, form, information statement, or similar statement (including any related or supporting information) including any schedule or attachment thereto relating to Taxes, including any amended return or declaration of estimated Tax.

     "THIRD PARTY" means any Person (or group of Persons) other than Purchaser and its Affiliates and Seller and its Affiliates.

     "THIRD PARTY CLAIM" has the meaning set forth in Section 11.4(a).

     "THIRD PARTY IP CLAIM" has the meaning set forth in Section 11.4(e).

     "THRESHOLD AMOUNT" has the meaning set forth in Section 11.3(a).

     "TINA" has the meaning set forth in Section 3.16(c).

     "TRADEMARKS" means rights in trademarks, service marks, logos, trade dress and trade names, and web addresses and domain names, whether registered or unregistered, and registrations and pending applications to register the foregoing in the United States and its territories and in all other countries of the world, and all goodwill associated with the foregoing.

     "TRANSACTION EXPENSES" means all legal, accounting, tax, financial advisory and other professional or transaction expenses incurred by NextNet and its Subsidiaries in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and any change of control obligations.

     "WORKING CAPITAL" has the meaning set forth in Section 2.2.

                            [signature page follows]

     IN WITNESS WHEREOF, each of Seller, NextNet and Purchaser have caused this Stock Purchase Agreement to be signed as of the date first written above.

                                        CLEARWIRE CORPORATION


                                        /s/ Benjamin G. Wolff
                                        ----------------------------------------
                                        Name: Benjamin G. Wolff
                                        Its: Co-Chief Executive Officer


                                        NEXTNET WIRELESS, INC.


                                        /s/ Benjamin G. Wolff
                                        ----------------------------------------
                                        Name: Benjamin G. Wolff
                                        Its: Executive Vice-President


                                        MOTOROLA, INC.


                                        /s/ Donald F. Mcclellan
                                        ----------------------------------------
                                        Name: Donald F. Mcclellan
                                        Its: Corporate Vice President

                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                    EXHIBIT A

             SAMPLE WORKING CAPITAL CALCULATION AS OF APRIL 30, 2006

Assets:

Accounts and other receivables, net         $14,215,092
Inventories                                   5,634,625
Prepaid expenses and other current assets       222,774
                                            -----------
                                            $20,072,491
Liabilities:

Accounts Payable                            $ 7,535,234
Accrued Expenses                              1,951,993
Accrued Warranty                                320,082
Other customer deposits                         688,405
Current portion of deferred revenue           2,222,215
                                            -----------
                                            $12,717,929

WORKING CAPITAL:                            $ 7,354,562

                                    EXHIBIT B

                FORM OF OPINION OF COUNSEL TO SELLER AND NEXTNET

Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement.

     1. Seller and NextNet are corporations duly incorporated and validly existing and in good standing under the laws of the State of Delaware.

     2. Each Subsidiary of NextNet is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     3. NextNet is duly qualified to do business as a foreign corporation in the jurisdictions identified on Schedule 3.3. Each Subsidiary of NextNet is duly qualified to do business as a foreign corporation in the jurisdictions identified on Schedule 3.4.

     4. Seller and NextNet each have corporate power and authority to enter into, and to perform their respective obligations under, the Agreement and the other agreements to be delivered at the Closing to which Seller or NextNet is a party (the "Transaction Agreements"). To our knowledge, NextNet has all necessary power and authority to conduct its business in the manner in which, and at the locations where, it is presently conducted.

     5. Each of Seller and NextNet has authorized, by all necessary corporate action, the execution and delivery of each of the Transaction Agreements and the performance of each of the Transaction Agreements and the transactions contemplated by the Agreement, and Seller and NextNet have executed and delivered each of the Transaction Agreements to which it is a party.

     6. The Agreement constitutes the legal, valid and binding obligation of Seller and NextNet, enforceable against Seller and NextNet in accordance with its terms.

     7. The execution and delivery by Seller and NextNet of and the performance of the transactions contemplated by the Agreement do not
          (i) violate the certificate of incorporation or bylaws of Seller or NextNet, (ii) violate or conflict with or constitute a default under, or require any notice, consent or approval under, any of the agreements or obligations specifically identified in the schedules to this Agreement, except to the extent that any such violation or contravention of which would not have a Material Adverse Effect, (iii) violate the federal law of the United States of America or the law of the states of Washington or New York or the General Corporation Law of the State of Delaware, or (iv) result in the imposition of any Encumbrance upon the Shares or any asset of NextNet.

     8. Immediately prior to the Closing, the duly authorized capital stock of NextNet consisted of 1,000 shares of common stock, par value $0.0001 per share. The Shares represent the only issued and outstanding shares of capital stock of NextNet. All of the Shares have been duly and validly authorized and issued and are fully paid and nonassessable and free of all preemptive rights.

     9. To our knowledge, there are no outstanding or authorized subscriptions, options, rights, warrants, puts, calls or other agreements or commitments of any type (a) obligating Seller or NextNet to issue, sell or transfer any shares of NextNet's capital stock, any securities convertible into shares of capital stock of NextNet, or any other rights to acquire capital stock of NextNet, (b) obligating Seller or NextNet to grant, offer or enter into any of the foregoing,
          (c) relating to the voting or control of any shares of capital stock of NextNet or (d) subjecting NextNet to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

     10. To our knowledge, there are no actions, proceedings or governmental investigations pending, or threatened in writing, against or affecting NextNet or any of its assets, or against or affecting Seller or NextNet which questions the validity of the Transaction Agreements or the consummation of the transactions contemplated thereby, or the right of Seller or NextNet to execute, deliver and perform the Transaction Agreements.

                                    EXHIBIT C

                            FORM OF RELEASE AGREEMENT

     THIS RELEASE AGREEMENT (this "Release") is dated effective as of [__________], 2006 by Clearwire Corporation, a Delaware corporation ("Seller"), in its capacity as the sole shareholder NextNet Wireless, Inc., a Delaware corporation ("NextNet"), and on behalf of itself and its Affiliates.

                                    RECITALS

     A. Seller has heretofore been the sole shareholder of NextNet.

     B. Seller, NextNet and Motorola, Inc., a Delaware corporation ("Purchaser"), have entered into a Stock Purchase Agreement dated as of June 30, 2006 (the "Purchase Agreement"), pursuant to which Seller is selling to Purchaser, and Purchaser is purchasing from Seller, all outstanding shares of capital stock of NextNet.

     C. Seller will derive substantial benefits from the consummation of the transactions contemplated by the Purchase Agreement.

     D. The execution, delivery and continued existence and enforceability of this Release is a material inducement to the willingness of Purchaser to enter into the Purchase Agreement.

     E. Any capitalized terms or phrases used herein and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, Seller hereby agrees as follows:

     1. Release. From and after the Closing Date:

          (a) Seller and each of its Affiliates hereby releases and forever discharges NextNet, Purchaser and all of their respective current and former members, directors, officers, employees, agents and Affiliates (each, a "Released Party") from any and all liability whatsoever (whether known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, accrued or unaccrued and whether due or to become due) ("Liability") that the Released Parties may have to Seller or one of its Affiliates in its capacity as a shareholder of NextNet or otherwise, arising contemporaneously with or prior to the date hereof, or on account of or arising out of any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the date of this Release. Nothing in this Release shall limit in any manner any rights to (i) warranty claims or other contractual rights with respect to the sale of products from NextNet to Seller or one of its Affiliates,
(ii) payment of consideration pursuant to the terms of the Purchase Agreement, and (iii) indemnification the Seller Indemnified Parties may be entitled to pursuant to Article XI of the Purchase Agreement or any other rights of Seller under the Purchase Agreement.

          (b) Seller, on behalf of itself and its Affiliates, expressly waives the benefit of any statute or rule of law, which, if applied to this Release, would otherwise exclude from its binding effect any claim not known by the Released Parties on the date of execution of this Release to exist.

          (c) Seller, on behalf of itself and its Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly through NextNet or otherwise, asserting any claim or demand, or commencing, instituting or causing to be commenced, any claim or legal proceeding of any kind against any Released Party before any court, administrative agency or other forum by reason of any matters released hereby or that might reasonably be expected to result in any Liability.

          (d) Seller, on behalf of itself and its Affiliates, represents to the Released Parties that they have not assigned or transferred or purported to assign or transfer to any person or entity all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or Liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Release.

     2. Scope of Release. Seller, on behalf of itself and its Affiliates, hereby represents that it understands and acknowledges that it may hereafter discover facts and legal theories concerning this Release and the subject matter hereof in addition to or different from those of which it now believes to be true. Seller understands and hereby agrees that this Release shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Seller assumes the risk of any mistake of fact or law with regard to any potential claim or with regard to any of the facts which are now unknown to it relating thereto. Notwithstanding the release set forth herein, this Release and all obligations assumed hereunder shall remain binding on Seller.

     3. Severability. In the event that any provision of this Release is held invalid, unenforceable or void to any extent by a court of competent jurisdiction, such provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. In any event, such declaration shall not affect the remaining provisions of this Release, and this Release shall be enforced as modified, or if no modification is enforceable, as if such invalid clause had not been included.

     4. Successors and Assigns. This Release shall be binding upon and inure to the benefit of each of the Released Parties and their respective heirs, successors, assigns, representatives, Affiliates and agents.

     5. Headings. The section headings of this Release are for convenience of reference only and shall not be deemed to alter or affect any provisions of this Release.

     6. Governing Law. This Release shall be governed by and construed under the internal laws of the State of Delaware without reference to such state's principles of conflicts of law.

     7. Termination. This Release shall automatically terminate upon the termination of the Purchase Agreement in accordance with the provisions of
Article X thereof.

                            [signature page follows]

     IN WITNESS WHEREOF, Seller has executed and delivered this Release as of the date set forth above on behalf of itself and each of its Affiliates.

                                        SELLER:

                                        CLEARWIRE CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                                    EXHIBIT D

                              COMMERCIAL AGREEMENTS

                                  See attached.